UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Preliminary Consent Revocation Statement

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☒	Definitive Consent Revocation Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Health Management Associates, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEALTH MANAGEMENT ASSOCIATES, INC.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

July 19, 2013

Dear Stockholder:

Glenview Capital Partners, L.P. (“Glenview”), an investment vehicle controlled and managed by Larry Robbins, has commenced a process seeking to remove all of the current members of your Board of Directors (the “Board”) of Health Management Associates, Inc. (“HMA” or the “Company”). Glenview is soliciting consents from holders of at least a majority of the outstanding shares of the Company’s common stock in order to remove, without cause, all of the members of your duly elected Board and fill the vacancies created by such removal with individuals designated by Glenview and consented to by holders of at least a majority of the outstanding shares of the Company’s common stock. In short, Glenview is asking you to consent to turning over control of the Company to its hand-picked designees at this critical point in your Board’s strategic review process.

Your Board strongly believes that Glenview’s actions are not in the best interests of stockholders. You should read the following Consent Revocation Statement describing why your Board believes it has been effective in leading the Company in challenging times and the new healthcare environment. Further, the current Board is engaged in an ongoing review and consideration of strategic alternatives and opportunities available to the Company, which includes Glenview’s suggestions, and the Consent Revocation Statement explains why stockholders should want the current Board to complete and report on the results of this process. We are prepared to discuss all the issues raised by Glenview with our investors and are pursuing all opportunities to build value for stockholders. Accordingly, we strongly urge you to reject Glenview’s efforts to remove your Board.

You can defend against Glenview’s efforts to take control of the Company through the following steps:

1. Do not sign Glenview’s gold consent card;

2. If you have signed Glenview’s gold consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately; and

3. Even if you have not signed Glenview’s gold consent card, you can show the support for your Board and your investment in the Company by signing, dating and mailing the enclosed WHITE Consent Revocation Card.

This Consent Revocation Statement contains important information as to why and how you should submit the accompanying WHITE Consent Revocation Card to revoke any gold consent card that you previously returned to Glenview. We urge you to read it carefully. Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important.

Please act today to help protect the interests of ALL stockholders. Thank you for your support.

Sincerely yours,

The Board of Directors

Health Management Associates, Inc.

If you have questions or need assistance revoking consent on your shares please contact:

Georgeson

480 Washington Blvd, 26th Floor

Jersey City, NJ 07310

(800) 509-1312

HEALTH MANAGEMENT ASSOCIATES, INC.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF HEALTH MANAGEMENT ASSOCIATES, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY GLENVIEW

July 19, 2013

This Consent Revocation Statement (“Consent Revocation Statement”) is furnished by the current Board of Directors (the “Board”) of Health Management Associates, Inc., a Delaware corporation (the “Company” or “HMA”), to the holders of outstanding shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “Glenview Consent Solicitation”) by Glenview Capital Partners, L.P., a Delaware limited partnership (“Glenview Capital Partners”), Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company (“Glenview Capital Master Fund”), Glenview Institutional Partners, L.P., a Delaware limited partnership (“Glenview Institutional Partners”), Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company (“Glenview Offshore Opportunity Master Fund”) and Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership (“Glenview Capital Opportunity Fund” and collectively, the “Glenview Funds”), Glenview Capital Management, LLC, a Delaware limited liability company and the investment manager to the Glenview Funds (“Glenview Capital Management”), and Larry Robbins, a United States citizen and the Chief Executive Officer of Glenview Capital Management (“Mr. Robbins” and together with the Glenview Funds and Glenview Capital Management, “Glenview”). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about July 22, 2013.

As you may be aware, Glenview is attempting to gain control of your Board and the Company by asking you to remove all nine directors that you elected about a month ago on May 21, 2013, at the Company’s 2013 Annual Meeting of Stockholders, and to replace them with a slate of nominees hand-picked by Glenview. Specifically, Glenview is asking you to: (i) repeal any amendment or modification by the Board of the Amended and Restated Bylaws of the Company (the “Bylaws”) filed with the Securities and Exchange Commission dated on December 7, 2010 (such Bylaws, the “Current Bylaws”) made after December 7, 2010 and on or prior to the effectiveness of the Glenview Consent Solicitation (“Proposal 1”), (ii) amend Section 6 of Article II of the Bylaws to expressly provide that the advance notice and information requirements associated with nominations of directors to the Board only apply to nominations of directors for election at an annual meeting, and, as such, not in connection with the election of directors through action by written consent or at a special meeting (“Proposal 2”), (iii) amend Section 2 of Article III of the Bylaws to expressly provide that any vacancies on the Board may be filled by the stockholders and those vacancies resulting from a removal of directors by the stockholders shall be filled only by the stockholders (“Proposal 3”), (iv) remove all nine current members of the Board: William J. Schoen, Gary D. Newsome, Kent P. Dauten, Pascal J. Goldschmidt, M.D., Donald E. Kiernan, Robert A. Knox, Vicki A. O’Meara, William C. Steere, Jr. and Randolph W. Westerfield, Ph.D. (and any person or persons, other than those elected by the Glenview Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship since June 24, 2013 and prior to the time that any of the actions proposed to be taken by the Glenview Consent Solicitation become effective (“Proposal 4”), (v) elect Mary Taylor Behrens, Steven Epstein, Kirk Gorman, Stephen Guillard, John McCarty, JoAnn Reed, Steven Shulman and Peter Urbanowicz (the “Glenview Nominees”) as directors to fill the resulting vacancies on the Board (or if any Glenview Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of this proposal, any other person who is not a director, officer, employee or affiliate of Glenview, designated as a Glenview Nominee) (“Proposal 5”) and (vi) set the size of the Board to the number of directors sitting on the Board following the action pursuant to the Glenview Consent Solicitation on Proposals 4 and 5 in order to eliminate any vacancies on the Board, subject to future change in accordance with the Bylaws (“Proposal 6”).

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Your Board believes, for the reasons specified in this Consent Revocation Statement, that the commencement of the Glenview Consent Solicitation during the pendency of the current Board’s ongoing review and consideration of strategic alternatives and opportunities available to the Company is not in the best interests of stockholders. Glenview’s actions are an unnecessary distraction during this critical time when your Board believes its efforts are best spent focused on exploring the best opportunities available to maximize value for all the Company’s stockholders, rather than addressing these untimely efforts by Glenview. Your Board remains committed to acting in the best interests of all of the Company’s stockholders and will discharge its duties in this regard by completing its evaluation as quickly as possible.

Your directors were selected through processes designed to uphold good corporate governance and representation of all stockholders. These processes are described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. A consent in favor of the Glenview Consent Solicitation would be a consent to remove, without cause, all of the members of your duly elected Board and to replace them with the Glenview Nominees. If successful, the Glenview Consent Proposals would result in the replacement of all of your duly elected Board with the Glenview Nominees. In short, Glenview is asking you to consent to turning over control of the Company without putting forward any ideas or proposals that have not previously been considered by your Board or that are not currently under review to build the value of your investment in the Company.

Your Board urges you to rely on your independent Corporate Governance and Nominating Committee and the stockholder nomination process to create a board that meets the needs of the Company and serves the best interests of all of its stockholders.

YOUR BOARD HAS UNANIMOUSLY DETERMINED THAT THE GLENVIEW CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN ANY GOLD REQUEST CARD SENT TO YOU BY GLENVIEW. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED GLENVIEW’S GOLD REQUEST CARD, YOUR BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

In accordance with Delaware law and the Company’s organizational documents, the close of business on July 18, 2013 has been established as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Glenview Consent Solicitation. Only stockholders of record as of the Record Date may execute, withhold or revoke consents with respect to the Glenview Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

Georgeson

480 Washington Blvd, 26th Floor

Jersey City, NJ 07310

(800) 509-1312

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FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “intends,” “plans,” “may,” “pending,” “continues,” “should,” “could” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds under the meaningful use measurement standard of various Healthcare Information Technology incentive programs, other financial items and operating statistics, statements regarding our plans and objectives for future operations, the impact of changes in observation stays, our ability to achieve process efficiencies, factors we believe may have an impact on our deductibles and co-pays, acquisitions, acquisition financing, divestitures, joint ventures, market service development and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies (including, but not limited to, the timing and estimated costs of such matters), statements regarding market risk exposures, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements regarding the potential impact of health care exchanges, statements of the beliefs or assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact, are considered to be “forward-looking statements.”

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in the Company’s most recent Annual Report on Form 10-K, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying beliefs or assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update its risk factors or to publicly announce updates to the forward-looking statements contained in this press release to reflect new information, future events or other developments.

DESCRIPTION OF THE GLENVIEW CONSENT SOLICITATION

As set forth in the Glenview Consent Solicitation and related materials filed with the SEC, Glenview is soliciting your consents in favor of the following proposals (collectively, the “Glenview Consent Proposals”) to:

(1)	repeal any amendment or modification by the Board of the Amended and Restated Bylaws of the Company (the “Bylaws”) filed with the Securities and Exchange Commission dated on December 7, 2010 (such Bylaws, the “Current Bylaws”) made after December 7, 2010 and on or prior to the effectiveness of the Glenview Consent Solicitation (“Proposal 1”),

(2)	amend Section 6 of Article II of the Bylaws to expressly provide that the advance notice and information requirements associated with nominations of directors to the Board only apply to nominations of directors for election at an annual meeting, and, as such, not in connection with the election of directors through action by written consent or at a special meeting (“Proposal 2”),

(3)	amend Section 2 of Article III of the Bylaws to expressly provide that any vacancies on the Board may be filled by the stockholders and those vacancies resulting from a removal of directors by the stockholders shall be filled only by the stockholders (“Proposal 3”),

(4)	remove all nine current members of the Board: William J. Schoen, Gary D. Newsome, Kent P. Dauten, Pascal J. Goldschmidt, M.D., Donald E. Kiernan, Robert A. Knox, Vicki A. O’Meara, William C. Steere, Jr. and Randolph W. Westerfield, Ph.D. (and any person or persons, other than those elected by the Glenview Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship since June 24, 2013 and prior to the time that any of the actions proposed to be taken by the Glenview Consent Solicitation become effective (“Proposal 4”),

(5)	elect Mary Taylor Behrens, Steven Epstein, Kirk Gorman, Stephen Guillard, John McCarty, JoAnn Reed, Steven Shulman and Peter Urbanowicz (the “Glenview Nominees”) as directors to fill the resulting vacancies on the Board (or if any Glenview Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of this proposal, any other person who is not a director, officer, employee or affiliate of Glenview, designated as a Glenview Nominee) (“Proposal 5”) and

(6)	set the size of the Board to the number of directors sitting on the Board following the action pursuant to the Glenview Consent Solicitation on Proposals 4 and 5 in order to eliminate any vacancies on the Board, subject to future change in accordance with the Bylaws (“Proposal 6”).

A consent in favor of the Glenview Consent Proposals would be a consent to remove, without cause, all of your duly elected Board and replace them with the Glenview Nominees.

REASONS TO REJECT THE GLENVIEW CONSENT PROPOSALS

The Glenview Consent Proposals would remove all of the members of your duly elected Board and replace them with the Glenview Nominees. There are several compelling reasons to reject the Glenview Consent Proposals as outlined below, including:

•

The members of your Board were recently re-elected at the 2013 annual meeting of stockholders with strong support from the stockholders and with recommendations for their re-election from proxy advisory services firms such as ISS and Glass Lewis.

•

Your Board currently is engaged in reviewing and considering strategic alternatives and other opportunities, which your Board believes is in the best interests of the Company’s stockholders. The Glenview Consent Solicitation, if successful, would remove directors who are well suited and best positioned to complete this review process in an expeditious manner and are considering the best interests of all of the Company’s stockholders.

•	Glenview has not put forward any ideas or proposals that haven’t previously been considered by your Board or that are not currently under review.

•	We believe that the timing of the Glenview Consent Solicitation is not in the best interests of the stockholders and is an unnecessary distraction to the Company’s review process.

•

We believe that the current Board has the experience necessary to guide the Company through difficult economic conditions. We believe that the current Board, having overseen the management of the Company during the difficult economic conditions of the past years, understands the difficulties faced by the Company.

•

We believe that the current Board has been an effective steward of the Company during challenging times, including having consistently increased annual net revenue and preserved margins at higher levels than those of many of the Company’s peers.

•

If successful, the Glenview Consent Proposals would result in the replacement of all of your duly elected Board with the Glenview Nominees. In short, Glenview is asking you to consent to turning over control of the Company to a stockholder that has not put forward any ideas or proposals that have not previously been considered by your Board or that are not currently under review to build the value of your investment in the Company and without payment of any control premium by Glenview.

•

The Glenview Consent Solicitation addresses matters that your Board believes are more appropriately addressed at an annual meeting of the stockholders (in fact, the Company’s most recent annual meeting took place on May 21, 2013). Your Board does not believe that the issue of Board representation and composition should be addressed through consents solicited by a dissident stockholder.

•

In considering the Glenview Consent Solicitation, your Board believes that the Glenview Nominees are not in a position to best serve the interests of all the Company’s stockholders. The Glenview Nominees have been chosen solely by Glenview. Glenview has no duty to act in the best interests of all of the Company’s stockholders in determining the Company’s strategic direction or when selecting potential nominees to serve on your Board.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE GLENVIEW CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS.

In addition to the reasons indicated above, your Board believes you should reject each proposal for the following reasons.

Proposal 1: We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board in its efforts to act in, and protect the best interests of, the Company and its stockholders. Furthermore, the Board’s fiduciary duties require that it retain flexibility to adopt, at any time any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s stockholders. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interest of the Company and its stockholders.

Proposal 2: We recommend rejection of Proposal 2 because it is designed to further of Glenview’s plan to remove and replace the Board which we believe is not in the best interest of the Company and its stockholders.

Proposal 3: We recommend rejection of Proposal 3 because it is designed to further Glenview’s plan to remove and replace the Board which we believe is not in the best interests of the Company and its stockholders.

Proposal 4: We recommend rejection of Proposal 4 because we believe that the current Board is comprised of members that understand the Company’s business and who are committed to maximizing the Company’s value for the benefit of all its stockholders, not just Glenview. We believe the Board is already comprised of nine individuals with outstanding and varying business experience who are able to serve in the role which their board membership requires.

Proposal 5: We recommend rejection of Proposal 5 because we do not believe that the addition of the Glenview Nominees is in the best interest of the Company or is useful for the achievement of the Company’s goal of maximizing value for all its stockholders. In addition, we believe that the introduction of an entirely new board may be a disruption to the Board’s review of strategic alternatives to the potential detriment of the Company’s other stockholders.

Proposal 6: We recommend rejection of Proposal 6 because it is designed to further Glenview’s plan to remove and replace the Board which we believe is not in the best interests of the Company and its stockholders.

WE URGE STOCKHOLDERS TO REJECT THE GLENVIEW CONSENT PROPOSALS AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD FROM GLENVIEW.

BACKGROUND OF GLENVIEW SOLICITATION

On April 23, 2012, Glenview filed a Schedule 13G with the SEC to report ownership of 12,824,276 shares of Common Stock, which at the time was approximately 5% of the shares of Common Stock outstanding.

On December 21, 2012, Glenview filed an amendment to its Schedule 13G to report ownership of 33,609,503 shares of Common Stock, which at the time was approximately 13.11% of the shares of Common Stock outstanding.

On February 14, 2013, Glenview filed a further amendment to its Schedule 13G to report, as of December 31, 2012, ownership of 35,059,503 shares of Common Stock, which at the time was approximately 13.68% of the shares of Common Stock outstanding.

According to Glenview, its most recent purchase of shares of Common Stock was on January 10, 2013 and it subsequently reported on a Form 4 that it owned 37,757,583 shares of Common Stock, which at the time was approximately 14.56% of the shares of Common Stock outstanding.

Over the course of Glenview’s accumulation of shares of the Company, the Company had several conversations with Glenview in the normal course of the Company’s investor relations activities.

On May 6, 2013, Glenview filed a Schedule 13D (converting from a Schedule 13G) with respect to its ownership of approximately 14.56% of the shares of Common Stock outstanding and disclosed that it may engage in communications with relevant parties, including the Board and management, regarding enhancing stockholder value at the Company. Furthermore, by converting to a Schedule 13D, Glenview indicated that it may, among other things, increase its ownership stake in the Company, influence control of the Company, and seek to have the Company undertake a change in control or other extraordinary transaction.

On May 10, 2013, Glenview sent a letter to the Company’s Chairman, William J. Schoen (“Mr. Schoen”), and Lead Director, Robert A. Knox (“Mr. Knox”), which was shared with the Board on May 11, 2013, requesting a meeting to discuss, among other things, management performance awards, financial reporting, capital allocation decisions and potential evaluation of strategic alternatives with respect to the Company.

On May 13, 2013, Company counsel, in a phone conversation with Glenview, acknowledged receipt of Glenview’s letter and indicated to Glenview that any in-person meeting with Glenview would likely occur after the 2013 annual meeting of stockholders given Mr. Schoen’s travel commitments and the ongoing preparations for the annual meeting of stockholders. Company counsel indicated that he would follow up with Mr. Schoen to schedule a phone conversation in advance of the 2013 annual meeting.

On May 15, 2013, Mr. Knox, Mr. Schoen, certain other Company representatives and Glenview had a phone conversation in which they discussed, among other things, the calculation of incentive compensation for management.

On May 21, 2013, the Company held its 2013 annual meeting of stockholders at which all nine of the incumbent directors were re-elected to the Board with recommendations for their re-election from proxy advisory services firms such as ISS and Glass Lewis.

On May 22, 2013, affiliates of Glenview provided the Corporation with notice that it made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), which notice indicated that these affiliates intend to acquire, collectively, up to approximately $2.2 billion of the Company’s outstanding Common Stock.

On May 24, 2013, in light of Glenview’s Schedule 13D filing, as well as its filing under the HSR Act, the Company adopted a stockholder rights plan (the “Rights Plan”) in order to help promote the fair and equal treatment of all stockholders of the Company and ensure that the Board remain in the best position to discharge its fiduciary duties to the Company and its stockholders. The Rights Plan adopted by the Board has a short one-year term and a 15% ownership threshold.

On May 28, 2013, Glenview issued a press release noting that it had no present intention or future plan to buy 75% of the Company notwithstanding its HSR filing.

On May 28, 2013, the Company issued a press release announcing that Gary D. Newsome, President and Chief Executive Officer of the Company and a member of the Board notified the Company that he will retire from these positions, effective July 31, 2013, in order to answer a calling from the First Presidency of The Church of Jesus Christ of Latter-day Saints to serve as the President of the Uruguay-Montevideo Mission in South America. The Company announced that a committee of the Board, comprised of Kent P. Dauten, Donald E. Kiernan, Mr. Knox and Mr. Schoen, has been formed to lead a search for potential candidates to replace Mr. Newsome and ensure a smooth transition from Mr. Newsome.

On June 11, 2013, Glenview, in an amendment to its Schedule 13D, requested that the Company redeem the Rights Plan or increase the ownership limit to a 25% threshold and indicated it was evaluating the formulation of plans and proposals, including changes to all or a portion of the Board. Glenview further indicated in its Schedule 13D filing its intent to engage in communications with potential board nominees and that it may engage in communications with, among others, the Company’s management or directors, stockholders and other potential investors, potential strategic partners, financial advisors and other industry participants regarding such matters.

On June 12, 2013, the Company issued a press release announcing that the Board had engaged Morgan Stanley & Co. LLC and Weil, Gotshal & Manges LLP in connection with the accumulation of shares by Glenview, as well as the Board’s ongoing consideration of strategic alternatives and opportunities available to the Company.

On the morning of June 25, 2013, Glenview filed a preliminary consent solicitation statement on Schedule 14A with the SEC in connection with its intention to solicit the Company’s stockholders for their written consent to remove all nine members of the Board and to replace them and fill the resulting vacancies with eight nominees. Later that morning, Glenview sent a letter to the Board requesting the Company to confirm, with the requisite lenders under the Company’s debt documents if needed, and to disclose to the stockholders, that a change in a majority of directors pursuant to Glenview’s consent solicitation will not constitute an event of default under the certain of the Company’s agreements, including the Company’s debt documents and the Company’s executive incentive compensation plan.

On July 2, 2013, the Company filed its preliminary consent revocation statement on Schedule 14A with the SEC.

On July 3, 2013, Glenview announced, in a letter to the Company’s shareholders, that it added a ninth nominee, JoAnn Reed, to its slate of director nominees.

On July 15, 2013, the Company filed Amendment No. 1 to its preliminary consent revocation statement on Schedule 14A with the SEC.

On July 16, 2013, Glenview filed a definitive consent solicitation statement on Schedule 14A with the SEC.

On July 17, 2013, the Company filed Amendment No. 2 to its preliminary consent revocation statement on Schedule 14A with the SEC.

On July 18, 2013, Glenview announced that Earl Holland withdrew his candidacy as a director nominee, thereby reducing the slate of directors nominated by Glenview to eight.

On July 19, 2013, Glenview filed Amendment No. 1 to its definitive consent solicitation statement on Schedule 14A with the SEC.

On July 19, 2013, Glenview filed Amendment No. 2 to its definitive consent solicitation statement on Schedule 14A with the SEC.

On July 19, 2013, the Company filed a definitive consent revocation statement on Schedule 14A with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent that you may have delivered in favor of the six proposals described in the Glenview Consent Solicitation and, by doing so, to preserve your current Board, which will continue to act in your best interests. Even if you have not submitted a gold consent card, we urge you to submit a WHITE Consent Revocation Card today.

What is a consent solicitation?

Under Delaware law and the Company’s organizational documents, stockholders may act without a meeting and without a vote if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by Glenview is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by Glenview and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the Delaware General Corporation Law, the Glenview Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

What is the effect of delivering a WHITE consent revocation card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Glenview. Even if you have not submitted Glenview’s gold consent card, you may submit a WHITE consent revocation as described above. Even if you have not submitted Glenview’s gold consent card, we urge you to submit a WHITE Consent Revocation Card. Submitting a WHITE Consent Revocation Card will have no legal effect if you have not previously submitted Glenview’s gold consent card, but it will allow us to keep track of the consent process.

If Glenview’s proposals are approved, will it result in a “change of control? And, if so, what will this mean for the Company?”

If the Glenview Consent Solicitation is successful, all of the current members of your Board would be replaced with Glenview Nominees, which may result in a “change of control” that triggers, among other things, the acceleration of debt, an obligation to make a repurchase offer or other payment obligations under certain of the Company’s debt documents and equity award plans. The Board is considering what actions to take under the provisions of its debt documents and equity award plans, including by potentially approving the Glenview Nominees, to provide that a “change of control” would not be triggered if the Glenview Consent Solicitation is successful. However, no assurance can be made that such action will be taken prior to the completion of the Glenview solicitation or that any third party consent required by one or more of the foregoing agreements will be provided on terms acceptable to the Company or at all.

Under the existing terms of the Company’s debt documents, as described below, if the Glenview Consent Solicitation is successful, approximately $3.5 billion of aggregate indebtedness would become immediately due and payable if the lenders under the Credit Agreement (as defined below) and the noteholders under the 2020 Senior Note Indenture (as defined below), Convertible Note Indenture (as defined below) and 2016 Senior Note Indenture (as defined below) elected to accelerate the indebtedness under the terms of their respective debt documents as a result of the change of control of the Board. The Company does not have sufficient cash on hand to immediately payoff such indebtedness and there can be no assurance that the Company would be able to refinance such indebtedness on terms acceptable to the Company or at all.

Under the Credit Agreement, dated as of November 18, 2011, among the Company, Wells Fargo Bank, National Association and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), a “Change of Control” of the Company would constitute an event of default. A “Change of Control” is defined to include an event or series of events by which during any period of 12 consecutive months, a majority of the members of the Board cease to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board). In addition, the occurrence of an event of default under any of the 2020 Senior Note Indenture, Convertible Note Indenture or 2016 Senior Note Indenture would also trigger a cross-default under the Credit Agreement. Upon an event of default, the lenders holding a majority of the outstanding term loans and revolving credit commitments under the Credit Agreement would be able to accelerate any unpaid loan amounts requiring the Company to immediately repay all such amounts (plus accrued interest to the date of repayment). As of July 1, 2013, approximately $633,369,000 of the Company’s Term Loan A, $1,357,805,000 of the Company’s Term Loan B, $150,000,000 of the Company’s revolving line of credit and $53,000,000 of standby letters of credit was outstanding under the Credit Agreement.

The Indenture (the “2020 Senior Note Indenture”) governing the Company’s 7.375% senior notes due 2020 (the “2020 Senior Notes”) requires the Company to make an offer to repurchase the notes upon a “Change of Control.” A “Change of Control” includes the first day on which a majority of the members of the Board are not Continuing Directors. A Continuing Director is defined to be, as of any date of determination, any member of the Board of who: (i) was a member of the Board on the date of issuance of the 2020 Senior Notes or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election. As of July 1, 2013, approximately $875,000,000 of the 2020 Senior Notes was outstanding. Glenview has requested that the Board approve the Nominees in order to avoid a “Change of Control” under the 2020 Senior Note Indenture. If a “Change of Control” under the 2020 Senior Notes occurs, the repurchase offer for the 2020 Senior Notes must be made at

101% of par (plus accrued interest to the date of purchase). Additionally, an event of default under the Credit Agreement that results in the acceleration of indebtedness thereunder would result in an event of default under the 2020 Senior Note Indenture. Upon an event of default, the requisite noteholders under the 2020 Senior Note Indenture would be able to accelerate any unpaid note amounts and require the Company to immediately repay all such amounts (plus accrued interest to the date of repayment).

The Indenture (the “Convertible Note Indenture”) governing the Company’s 3.75% convertible senior subordinated notes due 2028 (the “Convertible Notes”) requires the Company to make an offer to repurchase the notes upon a “Fundamental Change” so long as no event of default exists. A “Fundamental Change” includes a cessation of the Continuing Directors constituting at least a majority of the Board. A Continuing Director is defined to be a director who either was a member of the Board on the date of the Convertible Note Indenture or who becomes a director of the Company subsequent to such date and whose election, or nomination for election by the Company’s stockholders, is duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board in which such individual is named as nominee for director. As of July 1, 2013, approximately $86,545,000 (net of discounts) of the Convertible Notes was outstanding. If a “Change of Control” occurs and no event of default has occurred and is continuing, a repurchase offer for the Convertible Notes must be made at par (plus accrued interest to the date of purchase). Additionally, an event of default under the Credit Agreement that results in the acceleration of indebtedness thereunder would result in an event of default under the Convertible Note Indenture. Upon an event of default, the requisite noteholders under the Convertible Note Indenture would be able to accelerate any unpaid note amounts requiring the Company to immediately repay all such amounts (plus accrued interest to the date of repayment).

Under the Indenture (the “2016 Senior Note Indenture”) governing the Company’s 6.125% senior notes due 2016 (the “2016 Senior Notes”), an event of default under the Credit Agreement that results in the acceleration of indebtedness thereunder would result in an event of default under the 2016 Senior Note Indenture. Upon an event of default, the requisite noteholders under the 2016 Senior Note Indenture would be able to accelerate any unpaid note amounts requiring the Company to immediately repay all such amounts (plus accrued interest to the date of repayment). As of July 1, 2013, approximately $398,877,000 (net of discounts) of the 2016 Senior Notes was outstanding. The 2016 Senior Note Indenture does not contain a change of control “put” provision.

Under the Company’s Amended and Restated 1996 Executive Incentive Compensation Plan, as amended (the “Plan” or the “EICP”), a “Change in Control” includes a change in the composition of the Board such that the individuals who, as of December 12, 1995, constitute the Board (such Board, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to December 12, 1995 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, including any successor to such Rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall in no event be considered as a member of the Incumbent Board. Upon a “Change in Control”:

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any (i) (x) award under the Plan that was not previously exercisable and vested shall become fully exercisable and vested, and shall remain exercisable and vested for the balance of the term of such award, and (y) restrictions, deferral of settlement, and forfeiture conditions applicable to any other award under the Plan shall lapse and such awards shall be deemed fully vested, except to the extent of any waiver by the participant and, in each case of (x) and (y), subject to applicable legal restrictions described in the Plan; provided, that with respect to any awards which are deferred stock awards, vesting shall only occur to the extent the “Change of Control” qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5) and (ii) performance goals and conditions applicable to any award under the Plan will generally be deemed to be met. If the Glenview Consent Solicitation is successful and all of the current members of your Board are replaced with Glenview Nominees, this would qualify as a change in effective control of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5); and

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any optionee who holds a right to purchase shares of Common Stock or other awards under the Plan at a specified price during specified time periods (an “Option”) shall be entitled to elect, during the 60-day period immediately following a “Change in Control,” in lieu of acquiring the shares of Common Stock covered by such Option, to receive, and the Company shall be obligated to pay, in cash the excess of (i) the highest fair market value (within the meaning of the Plan) per share of the Common Stock at any time during the 60-day period preceding and 60-day period following the “Change in Control” over (ii) the exercise price of such Option, multiplied by the number of shares of Common Stock covered by such Option; provided, however, that no optionee who is subject to Section 16 with respect to the Company at the time of the “Change in Control” shall be entitled to make such an election if the acquisition of the right to make such election would represent a non-exempt purchase under Section 16(b) by such optionee.

Under the Company’s 2006 Outside Director Restricted Stock Award Plan, as amended, a “Change in Control” of the Company shall be deemed to have occurred immediately upon the occurrence of a “Change in Control” pursuant to the Plan. Upon a “Change in Control,” the Company shall make a cash payment to the participants in an amount equal to the highest price per share received by holders of the Common Stock in connection with the Change in Control multiplied by the number of shares of Common Stock subject to an award thereunder.

Please see the table on page 50 that outlines the potential payments and benefits payable to each named executive officer in the event of retirement, a change of ownership under the Supplemental Plan, a change of control under the EICP and death or disability, in each case, as if such events had occurred on December 31, 2012.

Who should I call if I have questions about the solicitation?

Please call Georgeson toll free at (800) 509-1312.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the close of business on July 18, 2013 has been established as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Glenview Consent Solicitation. As of the Record Date, there were 260,214,665 shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote.

Only stockholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the Glenview Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, may wish to contact such broker, bank, financial institution or other nominee holder and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any failure to consent will have the same effect as withholding consent from the Glenview Consent Proposals.

Effectiveness of Consents

Under Delaware law and the Company’s certificate of incorporation, stockholders may act without a meeting and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law, the Glenview Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company in the manner required by Delaware law within 60 days of the earliest-dated consent delivered to the Company.

Because the Glenview Consent Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Glenview. Stockholders are urged, however, to return all consent revocations in the envelope provided or to Georgeson. The Company requests that if a revocation is instead delivered to Glenview, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations and so that the inspector of elections can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the Glenview Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Consent Revocation Card to the Company or to Glenview or by delivering to Glenview a subsequently dated gold consent card that Glenview sent to you.

The revocation of any previously delivered consent or consent revocation must be signed, have a subsequent date than the previously delivered consent or consent revocation and is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously consented, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a consent, the revocation should identify the relevant account the consent for which is being revoked.

The Company has retained Georgeson to assist in communicating with stockholders in connection with the Glenview Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Georgeson will be pleased to assist you. Please call Georgeson toll free at (800) 509-1312.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the WHITE Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Georgeson, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO GLENVIEW. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO THE GLENVIEW CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL REPRESENT AN INSTRUCTION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of Glenview by promptly completing, signing, dating and returning the enclosed WHITE Consent Revocation Card in the envelope provided. Please be aware that if you sign a gold consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Glenview Consent Proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with the Glenview Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K, promptly following the receipt of a final report of the inspector of elections.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $1,500,000, of which approximately $250,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson as proxy solicitors, at an estimated fee of $325,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Georgeson will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, each of our directors and certain executive officers of the Company are deemed to be “participants” in this solicitation of consent revocations. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers who are deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Glenview Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF THE COMPANY

The following is information as of July 15, 2013, regarding each director of the Company:

Name	Principal Occupation	Age	Director Since
William J. Schoen	Chairman of the Board of the Company	77	1983
Gary D. Newsome	President and Chief Executive Officer of the Company	55	2008
Kent P. Dauten	President and Managing Director of Keystone Capital, Inc.	57	1981
Pascal J. Goldschmidt, M.D.	Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine; Chief Executive Officer of the University of Miami Health System	58	2011
Donald E. Kiernan	Certified Public Accountant; Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc., retired	72	2001
Robert A. Knox	Lead director of the Board of the Company; Senior Managing Director of Cornerstone Equity Investors, LLC	61	1986
Vicki A. O’Meara	Executive Vice President of Pitney Bowes and President of Pitney Bowes Services & Solutions	55	2005
William C. Steere, Jr.	Chairman Emeritus of Pfizer Inc.	76	2003
Randolph W. Westerfield, Ph.D.	Dean Emeritus and the Charles B. Thornton Professor of Finance at the Marshall School of Business at the University of Southern California	71	2000

William J. Schoen has more than 25 years of experience as our President, Chief Executive Officer and Chairman. This experience provides Mr. Schoen a deep and unique understanding of the Company and our industry. Mr. Schoen has broad business experience, having served as chief executive officer or chairman with companies in the health care, consumer products and banking industries, and utilizes this broad experience in reviewing and advising us with respect to our business plans, budgets, business strategies, commercial and investment banking relationships, and potential capital markets transactions. Mr. Schoen, age 77, has served as our Chairman of the Board since April 1986. He became our President and Chief Operating Officer in December 1983, Co-Chief Executive Officer in December 1985 and Chief Executive Officer in April 1986. He served as President until April 1997 and Chief Executive Officer until January 2001. From 1982 to 1987, Mr. Schoen was Chairman of Commerce National Bank, Naples, Florida and from 1973 to 1981 he was President, Chief Operating Officer and Chief Executive Officer of The F&M Schaefer Corporation, a consumer products company. From 1971 to 1973, Mr. Schoen was President of the Pierce Glass subsidiary of Indian Head, Inc. Mr. Schoen also currently serves on the Board of Trustees of the University of Southern California and numerous non-profit organizations.

Gary D. Newsome has over 25 years of senior management experience in the health care industry, including approximately ten years of management experience with us. In particular, Mr. Newsome has extensive experience in all aspects of hospital operations and organizational management. As our President and Chief Executive Officer, Mr. Newsome has a thorough knowledge of the Company and industry. Mr. Newsome, age 55, became our President and Chief Executive Officer and a director in September 2008. From early 1998 until September 2008, Mr. Newsome was employed by Community Health Systems, Inc. He joined Community Health Systems, Inc. as a Group Vice President and by the end of his tenure with the company he was a Division President with responsibility for hospitals in Illinois, New Jersey, Pennsylvania, Tennessee and West Virginia. Mr. Newsome previously held management positions with us from June 1993 to March 1998, including Divisional Vice President, Assistant Vice President/Operations and Group Operations Vice President. Mr. Newsome is a member of the American College of Healthcare Executives.

Kent P. Dauten has over 30 years of experience in the venture capital, private equity and investment advisory fields. Mr. Dauten has served on our Board for approximately 30 years, which affords him valuable insight and perspective on our operations. Mr. Dauten has extensive experience leading organizations, dealing with capital market transactions and acquisition matters and is experienced in overall financial risk identification, assessment and management. Mr. Dauten, age 57, served on our Board from March 1981 through May 1983 and from June 1985 through September 1988. He was again elected as a director in November 1988 and has served on our board continuously since that time. Since February 1994, Mr. Dauten has been President, and since June 2005, he has been Managing Director, of Keystone Capital, Inc., a private investment firm that he founded. Mr. Dauten was formerly a Senior Vice President of Madison Dearborn Partners, Inc., a private equity investment firm, and of First Chicago Investment Corporation and First Capital Corporation of Chicago, the venture capital subsidiaries of First Chicago Corporation, where he had been employed in various investment management positions since 1979. Mr. Dauten also currently serves on the boards of directors of Iron Mountain Incorporated, Northwestern Memorial HealthCare and Northwestern Memorial Foundation.

Pascal J. Goldschmidt, M.D. has extensive experience in the health care industry, including experience as the chief executive officer of a health care and hospital system and dean of a premier medical school managing physicians and other health care professionals. At a time of substantial and rapid change in our industry, Dr. Goldschmidt brings a comprehensive and deep understanding of the challenges and opportunities in the health care industry to our Board. Dr. Goldschmidt, age 58, is a cardiologist and cardiovascular researcher and is the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. He also serves as Chief Executive Officer of the University of Miami Health System, which includes three hospitals and more than two dozen outpatient facilities in five Florida counties. Prior to joining the University of Miami in April 2006, Dr. Goldschmidt was on the faculty of Duke University Medical Center where he served as the Chairman of the Department of Medicine and Chief of the Division of Cardiology. Before joining the faculty of Duke University Medical Center in 2000, Dr. Goldschmidt was the Director of Cardiology at The Ohio State University College of Medicine and Public Health. Additionally, Dr. Goldschmidt currently serves on the board of directors of MEDNAX, Inc. and served on the board of directors of OPKO Health, Inc. from 2007 to 2011.

Donald E. Kiernan has 20 years of experience as a Certified Public Accountant in private practice, including management positions with an international public accounting firm, and served in senior leadership capacities, including Treasurer and Chief Financial Officer for more than a decade with a Fortune 50 company. He brings to our Board particular expertise in financial management, accounting, information technology and corporate governance. Mr. Kiernan has also been a director of eight public companies over the past 20 years, with service on audit, finance, compensation and governance committees, giving him important experience and perspective that is valuable to our Board. Mr. Kiernan, age 72, is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc., a telecommunications company, a position he held from October 1993 to August 2001. Prior to that and since 1990, he served as Senior Vice President of Finance and Treasurer for SBC Communications, Inc. Mr. Kiernan is a Certified Public Accountant and former partner of Arthur Young & Company. Mr. Kiernan served on the boards of directors of LaBranche & Co Inc. from 2003 to 2011, Seagate Technology from 2003 to 2009, and MoneyGram International, Inc. from 2004 to 2008.

Robert A. Knox has significant senior leadership experience and expertise in the investment and financial services industries. Mr. Knox has broad experience leading significant organizations and has more than 25 years of experience on our Board, as well as extensive leadership positions on other boards. This broad experience provides him with critical insight and perspective on our operations. Mr. Knox, age 61, is the lead director of our board. He is Senior Managing Director of Cornerstone Equity Investors, LLC, an investment advisory firm which he co-founded in 1996. Mr. Knox was formerly Chairman and Chief Executive Officer of Prudential Equity Investors, Inc., a private equity investment firm. Prior to the formation of Prudential Equity Investors, Inc. in 1983, Mr. Knox was an investment executive with The Prudential Insurance Company of America. He currently serves on the boards of directors of several private companies and is the Chairman of the Board of Trustees of Boston University.

Vicki A. O’Meara has substantial legal, operational and governmental experience, as well as expertise in corporate governance and strategic planning. Ms. O’Meara’s operational experience includes overall responsibility for both the human resources function of a large public company and the profitability of a large operating division of such company. Her experience in senior governmental leadership positions provides her with a perspective on legislative process and issues that is valuable to our Board given the central role of health care reform in national politics. Ms. O’Meara, age 55, is Executive Vice President of Pitney Bowes and President of Pitney Bowes Services & Solutions. Ms. O’Meara joined Pitney Bowes in June 2008 as Executive Vice President and Chief Legal and Compliance Officer. In July 2010, she became Executive Vice President and President, Pitney Bowes Management Services & Government and Postal Affairs. Previously, Ms. O’Meara served as President—U.S. Supply Chain Solutions for Ryder System, Inc. Ms. O’Meara joined Ryder System, Inc. as Executive Vice President and General Counsel in June 1997 from the Chicago office of the law firm of Jones Day Reavis & Pogue, where she was a partner and chair of the firm’s Global Environmental, Health and Safety Group. Ms. O’Meara has also served in a variety of federal government positions, including Acting Assistant Attorney General under President George H. W. Bush, where she headed the Environmental and Natural Resources Division of the U.S. Department of Justice, Deputy General Counsel of the U.S. Environmental Protection Agency, and Assistant to the General Counsel in the Office of the Secretary of the Army. Ms. O’Meara was a 1986-87 White House Fellow and, in that capacity, she served as Special Assistant to the White House Counsel and as Deputy Secretary of the Cabinet Domestic Policy Council.

William C. Steere, Jr. a former Chairman and Chief Executive Officer of Pfizer Inc., a Fortune 50 company, is widely regarded as one of the most distinguished leaders of the pharmaceutical industry, bringing to our Board substantial expertise leading a large public company, as well as deep and comprehensive knowledge of, and experience with, the pharmaceutical industry. In addition, from his board positions with medical institutions such as the New York University Medical Center and Memorial Sloan-Kettering Cancer Center, Mr. Steere has in-depth knowledge of the health care industry. Mr. Steere, age 76, has been the Chairman Emeritus of Pfizer Inc. since July 2001. He was Chairman of the Board of Pfizer Inc. from 1992 to 2001, and its Chief Executive Officer from 1991 to 2000. He was a director of Dow Jones & Company, Inc. from 1997 to 2007 and retired as a director of MetLife, Inc. in April 2010. Mr. Steere currently serves as a director of Zoetis Inc., the New York University Medical Center and the New York Botanical Garden and is a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center.

Randolph W. Westerfield, Ph.D. has extensive financial expertise and broad experience leading organizations, having served in senior leadership capacities and on the finance faculties of two of the country’s leading business schools for more than 40 years. Dr. Westerfield’s previous service as a member of the audit committee of a registered investment company and as a member of the audit committee and the chair of the compensation committee of another public company gives him important experience and perspective that is valuable to our Board. Dr. Westerfield, age 71, is Dean Emeritus and the Charles B. Thornton Professor of Finance at the Marshall School of Business at the University of Southern California. From 1993 to 2004, Dr. Westerfield served as Dean of the Marshall School of Business. Previously, he was a member of the finance faculty at the Wharton School of Business at the University of Pennsylvania for 20 years. Dr. Westerfield served on the board of directors of Oaktree Finance, LLC from 2011 to 2012 and Nicholas-Applegate Fund, Inc. from 2000 to 2009. Dr. Westerfield has taught corporate finance at the undergraduate and graduate level for over 40 years and has served on audit committees of public companies and investment management companies.

Director Nominations

Consistent with our corporate governance guidelines, it is the policy of the corporate governance and nominating committee that all persons nominated to be a director possess the following qualifications and attributes:

•	the highest level of personal and professional ethics, integrity and values;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business or finance;

•	expertise that is complementary to the background and experience of our other directors;

•	a willingness to devote the required time to carry out the duties and responsibilities of being a director;

•	a commitment to serve on our board of directors for several years to develop an in-depth knowledge about our business and operations;

•	an ability to objectively appraise the performance of management; and

•	involvement only in activities or interests that do not conflict with his or her responsibilities to us and our stockholders.

The corporate governance and nominating committee evaluates director candidates, including candidates nominated by stockholders, whom it believes meet the criteria described above through reference and background checks, interviews and an analysis of each candidate’s specific qualifications and attributes in light of the current composition of the board and our leadership needs at the time. Pursuant to our corporate governance guidelines and the corporate governance and nominating committee charter, the committee also considers each candidate’s contribution to the diversity of the board and seeks women and minority candidates in director identification and recruitment efforts.

The corporate governance and nominating committee may also engage the services of an outside consultant to assist it with conducting searches to identify director candidates, evaluating candidates’ qualifications, performing reference and background checks and making initial contact with potential candidates.

CORPORATE GOVERNANCE AT HEALTH MANAGEMENT

Board Independence

The Board has affirmatively determined that Mr. Dauten, Dr. Goldschmidt, Mr. Kiernan, Mr. Knox, Ms. O’Meara, Mr. Schoen, Mr. Steere and Dr. Westerfield are each independent under the independence standards of the NYSE. In evaluating independence, the Board affirmatively determines each year whether any director has any material relationship with the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. The Board also considers the frequency or regularity of any services provided by directors or persons or organizations with which the director has an affiliation, whether such services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided to the Company on substantially the same terms as those available to unrelated parties. The Board has affirmatively concluded that no material relationship exists between the Company and any of its independent directors, other than each such person’s position as one of our directors.

Board Leadership Structure

Chairman and Chief Executive Officer Roles

The Board believes that effective corporate governance is best accomplished if the roles of chairman of the Board and chief executive officer are separated. The Board believes that separating these two positions allows each person to focus on his or her individual responsibilities, which is essential in the current business and economic environment. Under this structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the Company and implementing our long-term strategic plans. At the same time, our non-executive chairman of the Board can focus his attention on longer-term strategic issues, setting the agenda for, and presiding at, Board meetings, working collaboratively with our other Board members, and providing insight and guidance to our chief executive officer.

Independent Lead Director

In addition to separating the roles of chairman of the Board and chief executive officer, the Board has also selected Mr. Knox to serve as our lead director, with duties that include: working with the chairman to oversee the performance review of our chief executive officer; leading Board meetings when the chairman is not present; providing input to the chairman for the purpose of establishing the agenda for each Board meeting; and preparing agendas for executive sessions of the independent directors and presiding over such sessions.

Executive Sessions

In accordance with the listing standards of the NYSE, our non-management directors, all of whom are independent under the independence standards of the NYSE, meet in executive session on a regular basis without management present. Mr. Knox, as lead director, presides at these executive sessions.

Board Meetings

Director Attendance at Board Meetings

The Board held eight meetings during 2012. Each director attended at least 75% of such Board meetings and the meetings of Board committees on which he or she served.

Director Attendance At Annual Meeting

Company policy requires that each director attend our annual meeting of stockholders or provide the chairman of the Board with advance notice of the reason for not attending. All of our directors attended the annual meeting of stockholders that was held on May 21, 2013.

Board Committees

The Board has standing audit, compensation and corporate governance and nominating committees. The Board also had an executive committee, which was dissolved on December 4, 2012. The table below indicates the number of meetings held during 2012 and the names of the directors serving on the audit, compensation and corporate governance and nominating committees as of March 25, 2013 and the names of the directors who served on the executive committee through December 4, 2012.

Committee Name	Number of Meetings Held (1)	Committee Members
Audit	11	Mr. Dauten (2) Mr. Kiernan	Dr. Goldschmidt Dr. Westerfield
Compensation	6	Mr. Dauten Mr. Steere	Mr. Knox (2)
Corporate Governance and Nominating	6	Mr. Dauten Mr. Knox	Mr. Kiernan (2) Ms. O’Meara
Executive (3)	—	Mr. Dauten Mr. Schoen (2)	Mr. Knox Mr. Steere

(1)	In addition to formal Board and committee meetings, directors may attend other meetings on the Company’s behalf.
(2)	Chairman
(3)	The executive committee was dissolved on December 4, 2012.

The current charter of each Board committee, our corporate governance guidelines and our code of business conduct and ethics are available on our website at www.hma.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The information contained on our website is not a part of this Consent Revocation Statement.

Audit Committee

In accordance with SEC rules, the Board has determined that each of Mr. Dauten, Mr. Kiernan and Dr. Westerfield qualifies as an “audit committee financial expert” based on the professional work experience described in their respective biographies under “Current Directors of the Company.”

The audit committee reviews with our independent registered public accounting firm our consolidated financial statements and internal controls over financial reporting, our independent registered public accounting firm’s auditing procedures and fees, and the possible effects of professional services provided to us by our independent registered public accounting firm upon such firm’s independence. The audit committee also provides oversight review of our corporate compliance program.

The audit committee works closely with our senior executives, internal auditors and independent registered public accounting firm to assist the Board in overseeing our accounting and financial reporting processes and our consolidated financial statement audits. In furtherance of that role, the audit committee is charged with assisting the Board in overseeing: (1) the integrity of our consolidated financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of both our internal auditors and our independent registered public accounting firm.

The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is responsible for preparing the committee’s report required by SEC rules to be included in our annual proxy statement and performs such other tasks that are consistent with its charter. The audit committee’s report appears under the heading entitled “Report of the Audit Committee to Stockholders.”

In February 2012, the audit committee adopted an amended code of business conduct and ethics, which applies to all of our directors, officers and employees and is designed to enhance adherence to the highest ethical standards and further support compliance with all applicable laws.

Compensation Committee

The compensation committee is responsible for designing and implementing compensation programs for our executives and directors that further the intent and purpose of the Company’s fundamental compensation philosophy. As part of fulfilling that responsibility, the compensation committee reviews the performance of our chief executive officer and our other named executive officers, establishes compensation levels, approves compensation payments to our chief executive officer and recommends the compensation levels for our other named executive officers to the Board.

The compensation committee is also responsible for: (1) reviewing and discussing with management the compensation discussion and analysis that is required by SEC rules to be included in our annual proxy statement; (2) preparing the committee’s report that SEC rules require be included in our annual proxy statement; and (3) performing such other tasks that are consistent with its charter. The duties and responsibilities of the compensation committee are set forth in its charter. Under its charter, the compensation committee has the sole authority to hire or engage compensation consultants and other advisors to help the compensation committee fulfill its responsibilities.

Each member of the compensation committee has direct experience establishing, reviewing and operating compensation programs for large organizations. The chairman of the compensation committee is responsible for setting the agenda for each committee meeting and for ensuring that meetings are conducted in an effective manner. The compensation committee also regularly engages in discussions regarding executive succession planning and team building.

The compensation committee’s report appears under the heading entitled “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The corporate governance and nominating committee seeks to enhance the quality and diversity of nominees to the Board and is charged with identifying qualified persons, consistent with criteria approved by the Board, to become directors and recommending that the Board nominate such qualified persons for election as directors. The committee is also responsible for shaping corporate governance, overseeing an annual evaluation of the Board, and performing such other tasks that are consistent with its charter.

The corporate governance and nominating committee recommended the nine director nominees described in the annual proxy statement for election at the 2013 annual meeting and recommend the rejection of the Glenview Consent Proposals.

The corporate governance and nominating committee also considers stockholder recommendations for nominations to the Board. The committee evaluates such recommendations using the same evaluation process described under the heading entitled “Director Qualifications and Evaluation Process.” Such recommendations for nominations should be sent to: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary. Our corporate secretary will forward such recommendations to the corporate governance and nominating committee.

The corporate governance and nominating committee is also responsible for the review, approval and ratification of related party transactions. The corporate governance and nominating committee follows the guidelines set forth under the heading entitled “Certain Relationships and Related Transactions” prior to approving any related party transaction.

Committee Self-Assessment Process

The corporate governance and nominating committee oversees an annual self-evaluation conducted by the Board to determine whether the individual committees and the Board are functioning effectively. In addition, the audit, compensation and corporate governance and nominating committees each perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. Fulfillment of the responsibilities listed in each committee’s charter forms the principal criteria for the evaluations, as well as such other factors and circumstances as are determined to be appropriate by the Board or the corporate governance and nominating committee. The corporate governance and nominating committee also oversees individual director assessments in connection with the periodic evaluation of directors for purposes of making a recommendation to the Board as to the persons who should be nominated for election or re-election at the annual meeting of stockholders. As part of this annual self-assessment process, the corporate governance and nominating committee discusses the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company. The corporate governance and nominating committee then gives consideration to these specific skill sets when considering candidates for nomination.

The Role of Board Committees in Risk Oversight

The audit committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Additionally, the audit committee monitors and has oversight of the formal risk management programs and processes implemented by management. The corporate governance and nominating committee focuses on the management of risks associated with Board organization, membership and structure, as well as our corporate governance, and the recruitment and retention of talented Board members. The compensation committee focuses on the management of risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

The Role of the Board in Risk Oversight

The Board is actively engaged in the oversight of risks that could affect the Company. While the Board committees are focused on the above specific areas of risk, the full Board retains responsibility for the general oversight of risk. These responsibilities are satisfied through periodic reports from each committee chairman, including information regarding the risk considerations within each committee’s area of responsibility and expertise, as well as periodic reports to the Board or the appropriate committee from our management team, including our vice president who oversees risk management. Areas of material risk to the Company are reviewed quarterly, including operational, financial, legal, regulatory and strategic risks. The Board reviews this information to enable it to understand our risk identification, risk management and risk mitigation strategies. Items within the scope of a particular committee are reviewed by that committee, and the committee chairman subsequently reports to the full Board as part of the committee’s report. This enables the Board and its committees to coordinate the risk oversight role.

Comprehensive 2012 and 2011 Compliance Review

We maintain an effective compliance and ethics program. During October 2011, we engaged Strategic Management Services, LLC to perform an independent review of our compliance and ethics program. Over a six-month period, Strategic Management visited many of our hospitals and our home office in Naples, Florida. Strategic Management reviewed numerous documents related to our compliance and ethics program, interviewed over one hundred executives at our hospitals and home office, and conducted on-site focus group meetings with almost ninety employees at our hospitals. Strategic Management’s objective was to independently assess our compliance and ethics program and to ascertain whether we met the standards for an effective compliance program as set forth in the compliance guidance for hospitals issued by the U.S. Department of Health and Human Services, Office of Inspector General. During the pendency of Strategic Management’s review, both our chief executive officer and the chairman of our audit committee were periodically advised about the status of the review. During March 2012, the Board held a special meeting for Strategic Management to present its findings, observations and results. The Board will continue to oversee our review and response to Strategic Management’s findings, and will periodically review and assess our compliance and ethics program.

Director Education

We have a program for orienting new directors and providing continuing education for all directors. New directors attend a training session that introduces them to our operations and to our management team. Thereafter, directors are periodically notified about various educational programs offered by governance organizations and other educational institutions on topics such as audit, compensation, regulatory compliance and corporate governance. In addition, we routinely ask outside consultants and professional advisors to attend the Board and committee meetings to keep our directors up-to-date on the latest legal, regulatory, industry and governance developments. We also periodically invite outside consultants and professional advisors to make presentations to the Board and provide continuing education to our directors.

Stockholder Communications

Stockholders may send correspondence by mail to the full Board, to specific Board committees, or to individual directors (including correspondence recommending nominees to the Board as discussed above under “Corporate Governance and Nominating Committee”). Such correspondence should be addressed to the Board, the relevant committee or a particular director in care of: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

Interested parties may communicate directly with our independent directors by sending correspondence to our corporate secretary in accordance with the procedures described above. Any such correspondence should be specifically directed to the attention of the independent directors.

Our corporate secretary will promptly forward all stockholder correspondence as appropriate. Our corporate secretary is also responsible for identifying correspondence that does not directly relate to matters for which the Board is responsible and forwarding such correspondence to the appropriate person(s) within the Company, as well as identifying and, if appropriate, responding to inappropriate correspondence.

REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS

The audit committee is currently comprised of four members of the Board. In addition to meeting the independence standards of the NYSE, the Board has determined that all of the members of the audit committee are independent for purposes of the applicable Securities and Exchange Commission rules. The duties and responsibilities of the audit committee are set forth in the audit committee charter, in the form adopted by the Board and most recently revised on December 4, 2012.

The audit committee reviews the Company’s consolidated financial statements and internal accounting procedures with the Company’s independent registered public accounting firm. The audit committee also discusses the possible effects of professional services impacting the independence of the Company’s independent registered public accounting firm, provides oversight review of the Company’s corporate compliance and internal audit programs, assists the Board in overseeing the Company’s accounting and financial reporting processes and financial statement audits, and has other duties and functions as described in its charter.

The audit committee has:

•	reviewed and discussed the Company’s 2012 audited consolidated financial statements with the Company’s management and E&Y;

•

discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with E&Y its independence.

When evaluating E&Y’s independence, the audit committee considered a number of factors, including whether E&Y’s provision of services to the Company beyond those rendered in connection with their audits and reviews of the Company’s consolidated financial statements were compatible with maintaining auditor independence. The audit committee also reviewed the fees paid to E&Y for audit and permitted non-audit services.

The audit committee discussed with E&Y, the Company’s financial management and internal auditors the overall scope and plans for the respective audits. The audit committee meets with E&Y and the internal auditors with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the audit committee’s discussions with E&Y, the Company’s financial management and internal auditors and reviews of related reports, subject to the limitations on the committee’s role and responsibilities contained in the audit committee charter, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2012 be included in its annual report on Form 10-K filed with the Securities and Exchange Commission.

The audit committee selects the Company’s independent registered public accounting firm annually. At the 2013 annual meeting of stockholders, the stockholders ratified the selection of E&Y for the year ending December 31, 2013.

Audit Committee

For fiscal 2012:

Kent P. Dauten, Chairman

Pascal J. Goldschmidt, M.D.

Donald E. Kiernan

Randolph W. Westerfield, Ph.D.

The foregoing report of the audit committee to stockholders is not “soliciting material,” is not deemed to be filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information as of July 12, 2013 regarding shares of common stock held by: (1) each stockholder known by us to be the beneficial holder of more than 5% of our common stock; (2) each of our directors; (3) each of our “named executive officers” (as defined under the heading entitled “Executive Compensation and Compensation Discussion and Analysis”); and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares (1)(2)	Percent of Class (1)
William J. Schoen (3)	4,912,710	1.9%
Gary D. Newsome (4)	2,240,613	—
Kent P. Dauten (5)	485,681	—
Pascal J. Goldschmidt, M.D.	8,678	—
Donald E. Kiernan (6)	88,418	—
Robert A. Knox (6)	307,135	—
Vicki A. O’Meara	48,834	—
William C. Steere, Jr. (7)	80,918	—
Randolph W. Westerfield, Ph.D. (6)	87,168	—
Kelly E. Curry (8)	807,407	—
Robert E. Farnham (9)	548,837	—
Kerrin E. Gillespie (10)	79,545	—
Steven E. Clifton	10,000	—
Glenview Capital Management, LLC and Lawrence M. Robbins (11) 767 Fifth Avenue, 44th Floor New York, New York 10153	37,757,583	14.6%
Wellington Management Company, LLP (12) 280 Congress Street Boston, Massachusetts 02210	29,662,759	11.4%
BlackRock, Inc. (13) 40 East 52nd Street New York, New York 10022	14,334,372	5.5%
Herndon Capital Management, LLC (14) 191 Peachtree Street NE, Suite 2500 Atlanta, GA 30303	14,301,123	5.5%
Mason Capital Management LLC (15) 110 East 59th Street New York, NY 10022	13,823,221	5.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. (16) Malvern, PA 19355	13,296,527	5.1%
All directors and executive officers as a group (13 persons) (17)	9,705,944	3.7%

(1)

As reported by such persons as of July 12, 2013, with percentages based on 259,329,571 shares issued and outstanding, except where the person has the right to receive shares within the next 60 days (as indicated in the footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and sole investment power with respect to all of the shares shown as owned by such stockholder. We have omitted percentages of less than 1% from the table.
The address for each director and named executive officer is c/o Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710.
(2)	The amount shown for each director, other than Dr. Goldschmidt, and each named executive officer, other than Mr. Clifton, includes shares of restricted stock.
(3)	The amount shown includes: (a) an aggregate of 4,553,522 shares held directly or indirectly by various trusts of which Mr. Schoen is settlor, trustee and/or beneficiary; and (b) 359,188 shares held by the Schoen Foundation, of which Mr. Schoen is Chairman.
(4)	The amount shown includes 500,000 shares issuable upon exercise of a presently exercisable option.
(5)	The amount shown includes: (a) 11,250 shares issuable upon exercise of presently exercisable options; and (b) 469,431 shares held jointly by Mr. Dauten and his wife.
(6)	The amount shown includes 11,250 shares issuable upon exercise of presently exercisable options.
(7)	The amount shown includes 15,000 shares issuable upon exercise of presently exercisable options.
(8)	The amount shown includes: (a) 219,974 shares held by Mr. Curry individually; (b) 284,693 shares held jointly by Mr. Curry and his wife; (c) 302,599 shares held by the Kelly E. Curry Living Trust; and (d) 141 shares held in Mr. Curry’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.
(9)	The amount shown includes: (a) 100,659 shares issuable upon exercise of a presently exercisable option; (b) 391,513 shares held by Mr. Farnham individually; (c) 8,739 shares held jointly by Mr. Farnham and his wife; and (d) 47,926 shares held in Mr. Farnham’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.
(10)	The amount shown includes: (a) 54,545 shares held by Mr. Gillespie individually; and (b) 25,000 shares held by a limited liability company owned and managed by Mr. Gillespie and his wife.
(11)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 3 to Schedule 13D dated June 25, 2013 filed with the SEC by Glenview Capital Management, LLC and Lawrence M. Robbins (Chief Executive Officer of Glenview Capital Management, LLC) that reports shared voting and shared dispositive power with respect to 37,757,583 shares of common stock as of June 25, 2013. Glenview Capital Management, LLC and Mr. Robbins each disclaims beneficial ownership of the shares reported except to the extent of his or its pecuniary interest therein. Glenview Capital Management, LLC serves as investment manager to each of Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd., and Glenview Capital Opportunity Fund, L.P. The interest of Glenview Capital Master Fund, Ltd. relates to more than five percent of the class of common stock.
(12)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 9 to Schedule 13G dated June 10, 2013 filed with the SEC by Wellington Management Company, LLP. Wellington Management Company, LLP, in its capacity as an investment adviser, reports shared voting power with respect to 5,372,814 of such shares and shared dispositive power with respect to all 29,662,759 shares. These shares are owned of record by clients of Wellington Management Company, LLP, one of which is Vanguard Specialized Funds—Vanguard Health Care Fund. As reported in the table above and footnote (13), Vanguard Specialized Funds—Vanguard Health Care Fund reports beneficial ownership of and sole voting power with respect to 15,656,900 shares of our common stock.
(13)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 3 to Schedule 13G dated February 4, 2013 filed with the SEC by BlackRock, Inc.
Our wholly-owned captive insurance subsidiary that is domiciled in the Cayman Islands maintained an investment with a fair market value of approximately $293,000 in BlackRock, Inc. common stock as of February 28, 2013. Such investment was made on an arms-length basis.
(14)	This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated February 14, 2013 filed with the SEC by Herndon Capital Management, LLC.

(15)	This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated July 5, 2013 filed with the SEC by Mason Capital Management LLC
(16)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated February 7, 2013 filed with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 184,694 of such shares, sole dispositive power with respect to 13,126,033 of such shares and shared dispositive power with respect to 170,494 of such shares.
Our wholly-owned captive insurance subsidiary that is domiciled in the Cayman Islands maintained investments with an aggregate fair market value of approximately $2.6 million in publicly-traded Vanguard mutual funds as of February 28, 2013. Such investments were made on an arms-length basis.
(17)	See footnotes (3) through (10) to this table.

DIRECTOR COMPENSATION

Attracting and retaining highly qualified directors is fundamental to the Company’s success. The compensation paid to our independent directors for service on the Board and Board committees is determined by the compensation committee. Generally, the compensation committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join the Board. Our director compensation program consists of both cash and equity components. We also reimburse our directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings and educational seminars.

Only our independent directors receive the compensation described below under “Cash Compensation” and “Stock Compensation.” Mr. Newsome, our president and chief executive officer, is not considered to be independent under applicable NYSE and SEC rules. Therefore, Mr. Newsome did not receive the compensation described in this section. All compensation paid to Mr. Newsome is presented in the 2012 Summary Compensation Table above.

Mr. Schoen, our non-executive chairman of the Board, is presently receiving $1.0 million per year under the Supplemental Plan, which he is entitled to receive during his lifetime due to his prior service as our chief executive officer. Mr. Schoen’s benefit under the Supplemental Plan is not related to or otherwise increased or enhanced based on his service as a member of the Board or as our non-executive chairman of the Board. In the event Mr. Schoen’s spouse survives him, the Supplemental Plan provides that she will continue to receive the same annual retirement payment for her life, but in no event for more than ten years after his death. For more information regarding the Supplemental Plan, see the heading entitled “Pension Benefits at December 31, 2012.”

Cash Compensation

Each of our independent directors was paid a quarterly cash retainer of $15,000 during 2012 for his or her service as a director. The chairman of each of the audit committee, compensation committee, and corporate governance and nominating committee received an additional $5,000 per year. During 2012, each independent director also received $5,000 for each Board meeting attended and each committee member received the following fees: $3,000 for each audit committee meeting attended; $2,000 for each corporate governance and nominating committee meeting attended; and $2,000 for each compensation committee meeting attended.

In addition to the independent director fees described above, Mr. Knox received $25,000 of supplemental compensation for his service as our lead director in 2012.

Mr. Schoen’s duties and responsibilities include, among other things, scheduling meetings of the Board, preparing agendas, reviewing our business plans, budgets, business strategies, financial statements and other financial information, and participating in meetings with the compensation committee or the chair of the compensation committee to review the performance of our chief executive officer. Mr. Schoen also periodically reviews our commercial and investment banking relationships and any contemplated capital markets transactions. For 2012, Mr. Schoen received the independent director fees as described above, as well as supplemental consideration of $200,000, for his service as our non-executive chairman.

Stock Compensation

On January 1, 2012, each of our independent directors received a deferred stock award under the EICP valued at approximately $145,000. Deferred stock awarded to directors under the EICP vests on a pro rata basis over a four-year period, assuming continuous service on the Board during such period. Prior to the delivery of any shares of deferred stock under the EICP, a director does not have any of the rights of a stockholder with respect to such shares, including the right to receive dividends and the right to vote such shares at any stockholders’ meeting.

However, directors are entitled to dividend equivalents on their deferred stock. Any such dividend equivalents are subject to the same vesting conditions and are payable in cash, without interest, at the same time that the deferred stock vests. If a director dies or becomes disabled prior to the complete vesting of a deferred stock award under the EICP, the unvested portion of the stock award will immediately vest. If a director voluntarily resigns from the Board on or after his or her 65th birthday, the unvested portion of the stock award will continue to vest over the remainder of the four-year service period.

If the Board so determines, in its discretion, we may make a cash payment to a director in connection with: (1) the award of restricted stock and/or deferred stock; (2) the vesting or lapsing of restrictions applicable to restricted stock and/or deferred stock; or (3) the payment by a director of any taxes related thereto. No such payments were made by us during 2012.

Stock Ownership Objective

On February 21, 2012, the corporate governance and nominating committee reaffirmed our stock ownership objective for independent directors, which is summarized below.

Ownership Objective	Common stock or equivalents with an aggregate value equal to at least five times the annual cash retainer payable to such independent director

Target Date	Within a five-year period of joining the Board

The Board believes that stock ownership by directors strengthens their commitment to the long-term future of the Company and further aligns their interests with those of our stockholders. Accordingly, the corporate governance and nominating committee monitors the progress made by our independent directors in meeting our independent director stock ownership objective. During February 2013, the corporate governance and nominating committee reviewed director compliance with the above stock ownership objective and determined that all of our directors were compliant.

2012 Director Compensation Table

The table below presents information regarding the compensation of our independent directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation		Total
Kent P. Dauten	$167,000	$144,997	$—		$311,997

Pascal J. Goldschmidt, M.D.	127,000	144,997	—		271,997

Donald E. Kiernan	150,000	144,997	—		294,997

Robert A. Knox	152,000	144,997	—		296,997

Vicki A. O’Meara	117,000	144,997	—		261,997

William J. Schoen	300,000	144,997	150,828	(3)	595,825

William C. Steere, Jr.	107,000	144,997	—		251,997

Randolph W. Westerfield, Ph.D.	133,000	144,997	—		277,997

(1)	Each independent director was granted 19,674 shares of deferred stock on January 1, 2012 under the EICP. The market value of our common stock on December 30, 2011, the last trading day prior to the grant date, was $7.37. The amounts presented in this column represent the estimated grant date fair value for each such award calculated in accordance with GAAP on the same basis as disclosed at footnote 2 to the 2012 Summary Compensation Table. These amounts do not reflect the actual value that may be realized by the recipients.

(2)	The table below summarizes the aggregate number of unvested restricted stock awards, deferred stock awards and the aggregate number of fully vested stock option awards for each of our independent directors as of December 31, 2012.

Name	Restricted Stock Awards	Deferred Stock Awards	Vested Stock Option Awards
Kent P. Dauten	13,000	30,924	11,250
Pascal J. Goldschmidt, M.D.	—	25,314	—
Donald E. Kiernan	13,000	30,924	11,250
Robert A. Knox	13,000	30,924	11,250
Vicki A. O’Meara	13,000	30,924	—
William J. Schoen	13,000	30,924	—
William C. Steere, Jr.	13,000	30,924	15,000
Randolph W. Westerfield, Ph.D.	13,000	30,924	11,250

(3)	Although Mr. Schoen is not an employee of the Company or any of its subsidiaries, he is entitled to the use of our aircraft for personal and business related travel as a result of his prior service as our chief executive officer. The aggregate amount of Mr. Schoen’s personal use of our aircraft during 2012 was $120,665, calculated using the same methodology as described at footnote 5 to the 2012 Summary Compensation Table. Mr. Schoen and his spouse are also entitled to either lifetime health care coverage consistent with the health plans available to our executive officers or Medicare supplement insurance that provides benefits equivalent to those available under our health plans. As our chairman of the Board, Mr. Schoen receives perquisites consistent with the perquisites we provide to our named executive officers. During 2012, those perquisites included $13,573 for automobile lease expenses, health insurance payments of $6,990 and a club membership allowance of $9,600.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis, which we refer to as CD&A, provides information about the compensation programs for our president and chief executive officer, our executive vice president and chief financial officer and each of our next three most highly compensated executive officers employed at the end of 2012, to whom we refer collectively as our “named executive officers.” Our named executive officers for 2012 were:

Gary D. Newsome	President and Chief Executive Officer
Kelly E. Curry	Executive Vice President and Chief Financial Officer
Robert E. Farnham	Senior Vice President—Finance
Kerrin E. Gillespie	Executive Vice President of Operations Finance
Steven E. Clifton	Senior Vice President and General Counsel

2012 Business Highlights

2012 was a successful year for the Company. In 2012, we continued to focus on our core operating initiatives of physician recruitment, market service development and emergency room operations, together with our strategy of acquiring hospitals that present meaningful opportunities for Adjusted EBITDA1 growth and increased stockholder value.

The benefits of our continuing focus on strategic acquisitions and on our core operating initiatives have resulted in strong financial results despite a difficult and challenging economic and regulatory environment. From 2011 to 2012, net revenue increased by $790.6 million, or approximately 15.5%, including 5.3% of same hospital2 net revenue growth. Our 2012 financial performance was reflected in our strong Adjusted EBITDA, with Adjusted EBITDA growing from $825.9 million in 2011 to $963.2 million in 2012, representing a year-over-year increase of approximately 16.6%.

Based on our Adjusted EBITDA performance, we achieved approximately 104% of our 2012 profit plan for purposes of our 2012 annual and long-term incentive compensation programs. Our consistent year-over-year financial performance is also demonstrated by the charts below.

1	EBITDA, which is not determined in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined as consolidated net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA modified to exclude discontinued operations, net gains/losses on sales of assets, net interest and other income, gains/losses on early extinguishment of debt and write-offs of deferred debt issuance costs.
2	“Same hospitals” are hospitals that were owned/leased and operated by us for one year or more as of December 31, 2012.

Our strong 2012 financial performance was also reflected in our stock price. The closing price of our common stock increased from $7.37 per share at the end of 2011 to $9.32 per share at the end of 2012, an increase of approximately 26.5%. Certain accomplishments that helped drive our 2012 financial and stock performance and position ourselves for continued success included:

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Acquisition Activity: Our 2012 net revenue was favorably impacted by our acquisition activity in 2012, 2011, 2010 and late 2009, including our acquisition in April 2012 of an 80% interest in five Oklahoma-based general acute care hospitals from INTEGRIS Health, Inc. Since December 2009 and through December 31, 2012, we have added approximately $1.4 billion of annual net revenue before the provision for doubtful accounts and increased our total licensed beds by approximately 29%.

•

Delivery of High Quality Health Care Services: During 2012, 41 of our hospitals, or 64%, were among 620 hospitals recognized as Top Performers on Key Quality Measures according to a report released by The Joint Commission, an independent not-for-profit organization that accredits and certifies more than 15,000 health care organizations and programs. Additionally, more than 77% of our hospitals that were Top Performers in 2011 were similarly recognized by The Joint Commission in 2012, which represents a repeat rate that is substantially higher than the national repeat rate of 60%.

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Physician Recruitment and Retention: Excluding our 2012 acquisition activity, approximately 530 physicians were recruited or otherwise joined our medical staff during the year ended December 31, 2012, and we continue to invest significant resources in the recruitment and retention of primary care physicians and specialists.

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Emergency Room Operations: During 2012, we experienced an increase in emergency room (“ER”) visits, which we believe was attributable, in part, to our dedicated focus on ER operations, including our continued implementation of ER Extra®, our signature patient-centered ER program that is designed to improve the patient experience by ensuring that patients get the care that they need in a prompt and courteous manner, including: (1) the posting of ER wait times; (2) an ER Extra® mobile application for smartphones that provides easy access to driving directions to our hospitals and ER wait times; and (3) more time spent by our medical personnel in ER reception areas.

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Comprehensive Preparation for Health Care Reform: We continued our focus on the five general themes of our strategic initiative to prepare for health care reform. These themes are center-led capabilities, differentiated products, a superior clinical model, market-based competition and exploring growth opportunities to invest in non-acute care or non-core but related growth opportunities, such as information technology services, ancillary services and analytics. These five themes are supported by a comprehensive list of strategic initiatives that are intended to accomplish our goals of continuing to deliver quality health care services, while increasing stockholder value in a post-health care reform setting.

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Continued Capital Investments: We continued to implement and deploy new technologies and services, such as da Vinci® and MAKOplasty® robotic surgical systems, at many of our hospitals. For example, we added 52 da Vinci® and 24 MAKOplasty® robotic surgical systems to our hospitals over the past several years. Additionally, we opened newly constructed replacement hospitals in Monroe, Georgia (April 2012) and Poplar Bluff, Missouri (January 2013).

Key Executive Compensation Actions in 2012 and Early 2013

In 2012 and early 2013, the compensation committee took the following actions:

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Maintained the base salaries of the named executive officers, other than Mr. Farnham, at the existing levels for 2013. Approved a $25,000 increase in annual base salary for Mr. Farnham effective January 1, 2013.

•

Established Mr. Gillespie’s target under the 2012 long-term cash and equity incentive compensation program at 125% of his base salary, and increased Mr. Gillespie’s target under the 2013 long-term cash and equity incentive compensation program to 175% of his base salary.

•	Developed updated compensation peer groups to better reflect our competitive marketplace.

•

Certified the achievement of 104% of our 2012 profit plan, resulting in our named executive officers earning 108% and 100% of their 2012 annual cash incentive compensation and 2012 long-term cash and equity incentive compensation, respectively.

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As discussed in greater detail below, evaluated and then expressly incorporated certain quality measures under the 2014 Hospital Value-Based Purchasing Program into our 2013 incentive compensation programs.

2012 CEO Pay At-A-Glance

Our consistent company financial performance is aligned with the compensation delivered to our chief executive officer under our executive compensation programs. Our year-over-year earnings consistency is strongly correlated to year-over-year consistency in the total direct compensation1 of our chief executive officer as illustrated by the chart below.

1	Total direct compensation consists of the base salary and annual cash incentive compensation paid for each such year, as well as the value of the long-term cash and equity incentive compensation awards granted during each such year.

Best Practices

Our executive compensation programs are designed to reinforce our philosophy of aligning each executive’s compensation with our short-term and long-term performance and are consistent with market best practices.

•	We do not have any employment agreements with any of our named executive officers.

•	We do not have any severance plans or agreements with any of our named executive officers.

•	All of our named executive officers are subject to significant stock ownership objectives based on a multiple of base salary and annual cash incentive compensation.

•	All of our named executive officers are subject to our recoupment policy (“clawback”) for both annual and long-term incentive compensation.

•	We provide limited perquisites to our named executive officers.

•	We prohibit our named executive officers from hedging with respect to company stock.

•	A significant portion of the compensation of our named executive officers varies with our annual business performance.

2012 “Say-on-Pay” and Stockholder Engagement

At the 2013 annual meeting of stockholders, we held a non-binding stockholder vote on the compensation of our named executive officers, referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation of our named executive officers with approximately 74% of the shares entitled to vote voting in favor of the “say-on-pay” proposal. The compensation committee believes that this demonstrates our stockholders’ support of our approach to executive compensation.

However, as part of discussions with our stockholders and institutional stockholder advisory services, some concerns were expressed regarding the use of Adjusted EBITDA as the sole performance metric under our annual and long-term incentive compensation programs.

Consistent with our record of responsiveness to stockholder commentary or concerns, the compensation committee considered the views of our stockholders with respect to the compensation of our named executive officers. Also during 2012, the compensation committee engaged Towers Watson, its independent compensation consultant, to perform a review of market and peer group practices regarding performance metrics used in incentive compensation programs. In response to the concerns of our stockholders and after reviewing the data provided by Towers Watson, the compensation committee took action to incorporate quality measures into the 2013 annual and long-term incentive compensation programs.

Specifically, the amount earned by our named executive officers under the 2013 annual cash incentive compensation program and the 2013 long-term cash and equity incentive compensation program will be determined based on:

•	Our 2013 Adjusted EBITDA performance against our 2013 profit plan; and

•	Our achievement against specified clinical process of care measures under the 2014 Hospital Value-Based Purchasing Program.

Use of Certain Metrics Under 2014 Hospital Value-Based Purchasing Program under 2013 Incentive Programs

The Hospital Value-Based Purchasing (VBP) Program is a Centers for Medicare & Medicaid Services (CMS) initiative that rewards acute care hospitals with incentive payments for the quality of care they provide to people with Medicare. Through the Hospital VBP Program, CMS is changing the way it pays hospitals, with a focus on rewarding hospitals for the quality of care they provide to Medicare patients, not just the quantity of procedures they perform. Hospitals are rewarded based on how closely they follow best clinical practices and how well hospitals enhance patients’ experiences of care.

The compensation committee has always believed that Adjusted EBITDA is a reflection of the quality of our health care services. In addition, in late 2012 the compensation committee began the transition to include quality measures under the 2014 Hospital VBP Program in addition to Adjusted EBITDA as performance metrics under our 2013 named executive officer incentive compensation programs. This transition aligns our named executive officer incentive compensation programs with our hospital and regional incentive compensation programs. The compensation committee believes that this change helps to align the compensation of our named executive officers with the quality of the care at our hospitals and rewards them for higher quality care and better patient outcomes.

Due to the timing of these changes and the compensation committee’s historical practice of making awards of incentive compensation in February of each year, these additional quality-based performance measures are not reflected in the awards that were granted to our named executive officers in February 2012 and that were based on our Adjusted EBITDA performance in 2012. However, these changes have been reflected in the awards that were granted in February 2013 that are based on our Adjusted EBITDA performance and certain quality metrics under the 2014 Hospital VBP Program.

About Our Executive Compensation Programs

Philosophy and Objectives

Our executive compensation programs are founded on the belief that there should be a substantial and meaningful connection between the compensation of our named executive officers and the amount and quality of our earnings. We believe that the amount and quality of our earnings are directly impacted by the quality of our health care services, and that higher quality services result in increased admissions, as more patients choose us for health care services and more physicians choose to be affiliated with our hospitals. This, in turn, is expected to lead to improved financial performance. For that reason, the compensation committee reviews our quality data and designs our compensation policies, plans and programs to support our core operating initiatives, enhance the quality of the health care services delivered by our health care facilities and increase stockholder value.

The compensation committee believes that our ability to grow and be successful in the long-term is enhanced by a comprehensive compensation program that rewards outstanding service and that links compensation to performance. The compensation committee believes that our named executive officers should be rewarded for their individual contributions to our success through a combination of annual and long-term incentive compensation, with a particular emphasis on long-term incentive compensation.

Peer Group Compensation Data

When reviewing and validating its compensation decisions each year, the compensation committee considers, among other factors, named executive officer compensation programs at a peer group of public companies in our industry. The composition of our peer group is reviewed periodically and revised from time to time by the compensation committee with assistance from Towers Watson. In 2012, based on the data provided by Towers Watson, our peer group was updated to reflect changes in our competitive marketplace and in the companies that we compete with for management talent. The companies selected to be in our peer group met the following criteria:

•	U.S. publicly traded company;

•	Comparable operations (i.e., health care services company; same Standard Industry Classification (“SIC”) Major Code); and

•	$1 billion or more in annual revenue.

The intent of the revised peer group was to continue to position the Company around the 50th percentile against the revenue and market capitalization of the peer group companies. Based on this analysis, the compensation committee removed six companies (Amedisys, Inc., Brookdale Senior Living Inc., Gentiva Health Services, Inc., Kindred Healthcare, Inc., Sun Healthcare Group, Inc. and Sunrise Senior Living, Inc.) from our peer group. A seventh company (Lincare Holdings Inc.) was also removed because it is no longer a publicly traded company. Three companies (MEDNAX, Inc., Select Medical Holdings Corporation and Vanguard Health Systems, Inc.) were added to our peer group based on the abovementioned criteria. The following companies met our criteria and comprise our current peer group:

Company Name	Reported Revenue (in millions)[1]	Market Capitalization (in millions)[2]	SIC Major Code
HCA Holdings, Inc. (NYSE: HCA)	$32,506	$11,093	General medical and surgical hospitals
Quest Diagnostics Incorporated (NYSE: DGX)	7,511	8,941	Medical laboratories
Laboratory Corporation of America Holdings (NYSE: LH)	5,542	8,592	Medical laboratories
DaVita Inc. (NYSE: DVA)	6,982	7,572	Miscellaneous health and allied services
Universal Health Services, Inc. (NYSE: UHS)	7,500	4,017	General medical and surgical hospitals
MEDNAX, Inc. (NYSE: MD)	1,588	3,243	Hospitals
Tenet Healthcare Corporation (NYSE: THC)	9,584	2,217	General medical and surgical hospitals
Community Health Systems, Inc. (NYSE: CYH)	13,626	1,919	General medical and surgical hospitals
HealthSouth Corporation (NYSE: HLS)	2,027	1,891	Hospitals
Lifepoint Hospitals, Inc. (NasdaqGS: LPNT)	3,545	1,891	General medical and surgical hospitals
Magellan Health Services, Inc. (NasdaqGS: MGLN)	2,799	1,367	Management services
Select Medical Holdings Corporation (NYSE: SEM)	2,805	1,231	Hospitals
Vanguard Health Systems, Inc. (NYSE: VHS)	4,896	807	General medical and surgical hospitals
Health Management	5,804	1,930	General medical and
Percentile Rank Within Peer Group	55	39	surgical hospitals

1	Represents revenue reported by each company for the most recent full fiscal year available at the time we selected our peer group.
2	Represents revenue reported by each company for the most recent full fiscal year available at the time we selected our peer group.

The compensation committee uses this initial larger peer group of 13 companies because it presents a larger group from which to conduct a statistically relevant compensation analysis of the industries in which we compete for executive talent. However, the compensation committee also reviews a more refined peer group composed of companies that we directly compete with in the acute care hospital business. We use this additional targeted peer group because these companies are subject to the same level of regulatory oversight, have similar complex business models and are companies that we view as direct competitors for executive talent. For 2012, three new companies were added to this more refined peer group.

The targeted peer group consists of the following companies:

•	HCA Holdings, Inc.

•	Universal Health Services, Inc.

•	MEDNAX, Inc.

•	Tenet Healthcare Corporation

•	Community Health Systems, Inc.

•	HealthSouth Corporation

•	Lifepoint Hospitals, Inc.

•	Select Medical Holdings Corporation

•	Vanguard Health Systems, Inc.

The Company ranks at the 54th percentile by reported revenue and the 50th percentile by market capitalization of this targeted peer group, each as measured using the same methodology described above for our larger peer group.

Tally Sheets

The compensation committee periodically analyzes tally sheets prepared for our named executive officers. Tally sheets present the dollar amount of each component of compensation for each named executive officer in summary form so that the compensation committee may analyze both the individual elements of compensation (including the weighting of each element as compared to each other element) and the aggregate amount of actual and potential compensation. In late 2012, the compensation committee used tally sheets, including a summary presentation of total direct compensation, to assist in its review of the compensation of our named executive officers. Although the 2012 tally sheet information was reviewed as part of the decision to increase Mr. Farnham’s base salary for 2013, such compensation change was not made solely based on that review.

How Compensation is Delivered

Pay Elements At-A-Glance

Our executive compensation programs are designed to deliver “total direct compensation” that will attract, motivate and retain executives and reward outstanding service in an increasingly competitive market for executive talent. The components of our annual total direct compensation are:

Total Direct Compensation	=	Base Salary	+	Annual Incentive Compensation	+	Long-Term Incentive Compensation

Target total direct compensation is established for the named executive officers each year. The purpose of each of the components of total direct compensation is as follows:

Compensation Element	Form of Compensation	Purpose	2012 Performance Criteria	2013 Performance Criteria
Base Salary	Cash	Provide an amount of fixed compensation that is not “at-risk” to compensate officers for their services during the year	None	None

Annual Incentive Compensation	Cash	Reward performance against our internal profit plan	Adjusted EBITDA	Adjusted EBITDA, select quality measures under the 2014 Hospital VBP Program

Long-term Incentive Compensation	Cash and equity	Retain our named executive officers and align their long-term interests with improving the amount and quality of our earnings and increasing stockholder return	Adjusted EBITDA	Adjusted EBITDA, select quality measures under the 2014 Hospital VBP Program

Consistent with the overall structure that we have used for our executive compensation program since 2008, the compensation committee established a target mix of base salary, annual cash incentive compensation and long-term cash and equity incentive compensation for each of our named executive officers. Our practice is to align base salaries within a reasonable range around the median of our peer group companies, and to align performance-based incentive compensation above the median range of our peer group companies, in each case, taking into account factors such as our financial and operating performance, individual experience or tenure with the Company, specialized skills, achievement of performance goals, retention, the compensation committee’s desire to achieve a specified mix of compensation and other market factors.

The compensation committee generally focuses more heavily on incentive compensation, consisting of both cash and equity incentives, rather than targeting a specific allocation mix. Base salary and annual incentives are intended to reward short-term objectives, while long-term incentives, comprised of both service-based and performance-based components, are intended to reward long-term goal attainment and provide our executives with an incentive to remain our employees.

For each of the past several years, the compensation committee’s independent compensation consultant, Towers Watson, provides research and analysis to assist in establishing target total direct compensation. For 2012, the target total direct compensation opportunity for our chief executive officer and the average for all of our other named executive officers, other than Mr. Clifton who was hired in August 2012, was as follows:

Base Salary

Base salary is the only part of total direct compensation that is fixed, subject to periodic adjustments to remain competitive with the market. Base salaries are determined by analyzing the scope of each named executive officer’s responsibilities and taking into account market compensation information received by the compensation committee as part of the compensation setting process.

As part of the compensation committee’s annual assessment process, Towers Watson reviewed the competitiveness of our named executive officers actual and target compensation, including base salary. Based on this review and the compensation committee’s assessment of Mr. Farnham’s performance and leadership, the compensation committee approved a $25,000 increase in annual base salary for Mr. Farnham to $425,000 that became effective on January 1, 2013. No other modifications to the base salaries of our named executive officers were made during 2012, continuing the Company’s emphasis on pay for performance through annual and long-term incentive compensation.

Annual and Long-Term Incentive Compensation

The compensation committee awards incentive compensation to our named executive officers in the form of annual cash incentive compensation designed to reward short-term performance and long-term cash and equity incentive compensation designed to reward long-term commitment to the Company. A separate formulaic target percentage of base salary is established each year for each named executive officer’s annual and long-term incentive compensation. Total incentive compensation levels and the mix of annual and long-term incentives vary for each named executive officer based on each officer’s level of responsibility, including strategic and operational responsibilities, anticipated performance requirements, contributions of each named executive officer, retention needs and peer group data.

The compensation committee awards incentive compensation under the EICP. The EICP is a comprehensive executive compensation plan that provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock-related awards, as well cash-settled performance awards.

For 2012, the compensation committee used Adjusted EBITDA as the sole performance metric under the annual and long-term incentive compensation programs because it believes that Adjusted EBITDA provides a simple and understandable measure of our recurring profitability and it is highly correlated to our stock price performance. Specifically, Adjusted EBITDA:

•	effectively measures overall company performance;

•	is the key metric used in our internal modeling and is consistent with the approach used by many industry analysts;

•	provides us with an understanding of the impact of certain items in our consolidated financial statements, some of which are recurring and/or require cash payments;

•	provides us with information about our ability to incur and service our debt obligations and make capital expenditures; and

•	provides us with meaningful year-over-year comparisons of our consolidated financial results.

For purposes of both programs, the compensation committee established a 2012 Adjusted EBITDA target of $924.0 million, which we refer to as our 2012 profit plan. At the time the 2012 profit plan was established, the compensation committee believed that it was challenging based on our historical Adjusted EBITDA performance, our projections for 2012 and the overall state of the health care industry and the economy.

Annual Cash Incentive Compensation

Annual cash incentive compensation for our named executive officers is intended to reward exemplary financial performance. Each of our named executive officers participates in the annual cash incentive compensation program, which is based on one-year financial performance metrics, and such awards vest and are payable in full soon after compensation committee approval is obtained. The amount that may be earned under the annual cash incentive compensation program is based on three components:

•	base salary;

•	the target cash award (expressed as a percent of base salary, which for 2012, ranged from 100% to 125%); and

•	our Adjusted EBITDA, as a percentage of our 2012 profit plan.

The target cash award (expressed as a percent of base salary) for each of our named executive officers is as follows:

Name	Target Cash Award as a Percent of Base Pay
Gary D. Newsome	125%
Kelly E. Curry	100
Robert E. Farnham	100
Kerrin E. Gillespie	100
Steven E. Clifton	100

Annually, the Board approves what it believes to be a challenging internal profit plan. The compensation committee then approves an incentive plan based on that profit plan, providing for the payment of incentive cash compensation under the EICP for the upcoming year. After our year-end results are finalized, the compensation committee reviews our financial performance and approves the payment of cash awards based on achievement against the profit plan.

The 2012 annual cash incentive compensation program provided that:

•	no amount would be earned unless our Adjusted EBITDA achievement was at least 90% of our 2012 profit plan;

•	a threshold level of 50% of the target cash award would be earned if our Adjusted EBITDA achievement was equal to 90% of our 2012 profit plan;

•	the earned amount for Adjusted EBITDA achievement between 90% and 120% of our 2012 profit plan was based on a sliding scale; and

•	the maximum earned amount was capped at 150% of the target cash award.

Long-Term Cash And Equity Incentive Compensation

Long-term incentives have typically been provided through service-based stock awards, performance-based cash and stock awards and service-based cash and stock awards under the EICP. A specific mix of various types of equity compensation and cash is established for each named executive officer. Long-term incentive compensation is based on one-year financial performance, but also generally requires continued service over a four-year period. By granting service-based stock awards and performance-based stock awards, we provide our named executive officers with the opportunity to build a meaningful equity stake in the Company. These equity awards assist us with the retention of our named executive officers and align the long-term interests of our named executive officers with both the amount and quality of our earnings and stockholder value.

On February 21, 2012, the compensation committee implemented the 2012 long-term cash and equity incentive compensation program, which pertains to our performance during 2012 and which we refer to as the 2012 Program. The 2012 Program was substantially the same as the 2011 long-term cash and equity incentive compensation program, except that the 2012 Program does not provide for a “look-back” feature. The amount that could be earned under the 2012 Program was based on three components:

•	base salary;

•	the target award (expressed as a percent of base salary); and

•	our Adjusted EBITDA, as a percentage of our 2012 profit plan.

The compensation committee selected Adjusted EBITDA as the performance measure under the 2012 Program because it is a key indicator of our success, as described above under the subheading entitled “Executive Summary.” The mix of incentive compensation awarded to our named executive officers, other than Mr. Clifton, under the 2012 Program was as follows:

The table below summarizes the target awards under the 2012 Program for our named executive officers.

Name	Target Award as a Percent of Base Pay	Service- Based Restricted Stock (1)	Performance- Based Restricted Stock (1)	Performance- Based Cash
Gary D. Newsome	500%	$1,666,667	$1,666,667	$1,666,667
Kelly E. Curry	250	562,500	562,500	562,500
Robert E. Farnham	175	233,333	233,333	233,333
Kerrin E. Gillespie	125	208,333	208,333	208,333
Steven E. Clifton (2)	—	—	—	—

(1)	The compensation committee based the number of shares awarded under the 2012 Program on the market value of our common stock ($6.83) at the close of business on February 21, 2012, the date of grant.
(2)	Mr. Clifton did not participate in the 2012 Program because he was not employed by us at the time the awards were granted.

To satisfy the performance criterion under the 2012 Program, we needed to achieve at least 90% of our 2012 profit plan before any vesting of the performance-based awards could occur. The relationship between Adjusted EBITDA attainment and the percent of long-term cash and equity incentive awards that are eligible for vesting is set forth in the table below.

Percent of Targeted Adjusted EBITDA Achieved During the Grant Year	Percent of Adjusted EBITDA-Based Performance Awards Eligible For Vesting
Less than 90.0%	0%
90.0%—92.4%	50%
92.5%—94.9%	60%
95.0%—97.4%	75%
97.5%—99.9%	90%
100.0% or Greater	100%

The performance-based cash and equity awards granted under the 2012 Program, as well as the service-only equity awards under such program, require continuous employment with us over a four-year period, which period commenced on March 1, 2012, with 25% of such awards vesting on each subsequent March 1.

Other Compensation And Benefits

We also provide certain benefits to our named executive officers through the following programs:

Compensation Element	Form of Compensation	Purpose
Health and welfare plans	Eligibility to receive health and other welfare benefits paid for by the Company, including a comprehensive health insurance plan that provides for no deductibles or co-payments	Provide a competitive employee benefits program
Retirement benefits	Eligibility to participate in our qualified 401(k) plan (available to all employees), a supplemental executive retirement plan and, starting in 2013, eligibility to participate in a nonqualified deferred compensation plan that allows the deferral of compensation on a pre-tax basis in excess of the limitations under the 401(k) plan	Provide an incentive for long-term retention of our named executive officers and promote retirement savings
Perquisites and other personal benefits	Auto allowance or a company-leased vehicle and an allowance for a club membership. Named executive officers are entitled to the use of our aircraft for personal reasons; provided, however, that such use must be approved by our chief executive officer or his designee in advance	Provide a competitive compensation package, increase travel and work efficiencies and allow for more productive use of our named executive officers’ time

Retirement Benefits

The Health Management Associates, Inc. Supplemental Executive Retirement Plan, which we refer to as the Supplemental Plan, is a defined benefit plan that is not intended to be tax-qualified. It was established to provide a retirement benefit to executive officers and others who provide a minimum number of years of service to us (or have such minimum service requirement waived by the Board) and, accordingly, it provides an incentive for long-term retention. Each of our named executive officers, other than Mr. Gillespie and Mr. Clifton, participated in the Supplemental Plan during 2012. The compensation committee took action on February 19, 2013 to allow Mr. Gillespie and Mr. Clifton to participate in the Supplemental Plan. We believe that the benefits provided by the Supplemental Plan to our named executive officers are relatively modest in relation to similar retirement benefits provided by comparable companies, both in terms of the benefits payable upon retirement and the number of persons who participate in the plan.

We also maintain the Health Management Associates, Inc. Retirement Savings Plan, which we refer to as the Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified 401(k) plan that provides for both employer and employee contributions. Plan participants, including our named executive officers, can contribute a percentage of their eligible compensation to the Retirement Savings Plan, subject to limits prescribed by the Internal Revenue Service, which we refer to as the IRS.

Perquisites and Other Personal Benefits

We provide limited perquisites to our named executive officers. Our named executive officers are entitled to an annual automobile allowance or a company-leased vehicle and a $3,000 annual allowance for a club membership. Our named executive officers are entitled to the use of our aircraft for personal reasons; however, such use must be approved by our chief executive officer or his designee in advance. Our named executive officers recognize imputed income on the personal use of our corporate aircraft at rates established by the IRS. However, for proxy statement disclosure purposes, the cost of personal use of our corporate aircraft is calculated based on the incremental cost to us. We do not provide any tax gross-up payments or other compensation to our named executive officers to cover their personal federal or state income tax obligations, except in the case of certain reimbursed relocation costs or upon a change of ownership under the Supplemental Plan. The Supplemental Plan, which became effective on May 1, 1990, is discussed under the headings entitled “Pension Benefits at December 31, 2012” and “Potential Payments Upon Termination or Change in Control.”

Payouts Under Our 2012 Incentive Compensation Programs

For 2012, the compensation committee used Adjusted EBITDA as the sole performance metric under the annual and long-term incentive compensation programs. The compensation committee may exercise its reasonable judgment to include or exclude unique items in the calculation of Adjusted EBITDA for the purpose of determining the amounts of incentive compensation payable under the annual and long-term incentive compensation programs. Effective February 19, 2013, it was determined that we achieved the following performance level:

2012 Adjusted EBITDA Target (our 2012 Profit Plan)	2012 Adjusted EBITDA	Percentage Achievement Against 2012 Profit Plan
$924.0 million	$963.2 million	104%

Annual Cash Incentive Compensation—Performance Against Goals

Achievement against our 2012 Profit Plan resulted in an earned amount equal to 108% of the target cash award. The table below summarizes the amounts earned by our named executive officers under the 2012 annual cash incentive compensation program.

Name	Target Cash Award	Actual Cash Award
Gary D. Newsome	$1,250,000	$1,350,000
Kelly E. Curry	675,000	729,000
Robert E. Farnham	400,000	432,000
Kerrin E. Gillespie	500,000	540,000
Steven E. Clifton	168,750	182,250

Long-Term Cash and Equity Incentive Compensation—Performance Against Goals

Based on our achievement of approximately 104% of our 2012 profit plan, the compensation committee concluded on February 19, 2013 that our named executive officers had earned 100% of the performance-based awards under the 2012 Program, which correlates to the amounts set forth in the table below.

Name	Earned Long-Term Performance-Based Cash Compensation	Earned Long-Term Performance-Based Equity Awards (number of shares)
Gary D. Newsome	$1,666,667	244,021
Kelly E. Curry	562,500	82,357
Robert E. Farnham	233,333	34,163
Kerrin E. Gillespie	208,333	30,503
Steven E. Clifton (1)	—	—

(1)	Mr. Clifton did not participate in the 2012 Program because he was not employed by us at the time the awards were granted.

Under the terms of the 2012 Program, the earned performance-based awards and the service-only awards do not fully vest until the continuous employment requirement has been met on each of March 1, 2013, 2014, 2015 and 2016. Because our named executive officers maintained continuous employment with us through March 1, 2013, 25% of their service-only and earned performance-based awards vested on such date, as set forth in the table below.

Name	Vested Long-Term Service-Only Equity Awards (number of shares)	Vested Long-Term Performance-Based Cash Compensation	Vested Long-Term Performance-Based Equity Awards (number of shares)
Gary D. Newsome	61,005	$416,667	61,005
Kelly E. Curry	20,589	140,625	20,589
Robert E. Farnham	8,541	58,333	8,541
Kerrin E. Gillespie	7,626	52,083	7,626
Steven E. Clifton (1)	—	—	—

(1)	Mr. Clifton did not participate in the 2012 Program because he was not employed by us at the time the awards were granted.

Other 2012 Compensation Decisions

Employment of Steven E. Clifton

Mr. Clifton began his employment with us on August 20, 2012. His employment is pursuant to the terms of an offer letter under which he is entitled to receive an annual base salary of $450,000. Mr. Clifton also received a sign-on bonus of $20,000 and a grant of 60,000 shares of deferred stock. In order to compensate him for the value associated with the outstanding equity awards issued by his prior employer that were forfeited upon commencing employment with us, and to incent him to remain employed with us during his initial transition period, he is entitled to a $235,000 cash bonus if he remains continuously employed with us through August, 20, 2013, the one-year anniversary of his hire date. His target under our 2012 annual cash incentive compensation program was 100% of the base salary that was paid to him in 2012, depending on our Adjusted EBITDA performance. In addition, beginning with the year ending December 31, 2013, Mr. Clifton’s target opportunity under the long-term cash and equity incentive compensation program is 125% of his base salary. Effective February 19, 2013, Mr. Clifton also participates in the Supplemental Plan. In addition, Mr. Clifton is entitled to

$47,020 to compensate him for the anticipated cost of temporary living expenses and other relocation expenses incurred during 2012, as well as cash payments of an additional $20,000 to compensate him for such anticipated expenses from January 1, 2013 through March 31, 2013 (both amounts are subject to recoupment in the event of his termination within the first year of employment). Like our other named executive officers, Mr. Clifton is entitled to a yearly reimbursement for country club dues of up to $3,000 and a $1,000 monthly automobile allowance.

Program Governance

Participants in the Compensation-Setting Process

The following table identifies the various individuals and groups who participated in the compensation-setting process for 2012, as well as their responsibilities in connection with such participation.

Participant		Responsibilities
Compensation Committee	•	Consistent with best practices, approved the selection of our peer group companies (the compensation committee does this on an annual basis)

	•	Generally on a biennial basis and most recently in 2012, reviewed the data provided by its independent compensation consultant regarding the selection of our peer group companies

	•	Reviewed the performance of our chief executive officer and our other named executive officers

	•	Conducted semi-annual meetings with our non-executive chairman to review the performance of our chief executive officer and reported the results to the Board

	•	Set compensation levels and approved compensation payments to our chief executive officer

	•	Recommended the compensation levels for our other named executive officers to the Board

	•	Certified our 2012 Adjusted EBITDA performance and awarded annual and long-term incentive compensation to our named executive officers based on such performance

	•	Recommended to the Board all decisions regarding cash and equity compensation for our independent directors

	•	Hired or engaged compensation consultants and other advisors to help meet the committee’s objectives and fulfill its responsibilities

	•	Conducted a review of the independence of any compensation consultant that had a role in determining or recommending the amount or form of executive and director compensation, as described below under the heading “Independent Compensation Consultant”

Independent Compensation Consultant (Towers Watson)	•	As the compensation committee’s independent compensation consultant, Towers Watson was retained directly by, and reports directly to, the committee

	•	Educated and informed committee members with regard to compensation matters

	•	Provided research, access to compensation data, trends and analysis and advice regarding compensation program modifications and decisions

	•	Advised the compensation committee with respect to various compensation alternatives

	•	Assisted in the peer group development process

	•	Retained by management to perform a limited review of short-term incentive programs at a subset of our peer group companies, but the fees for this review did not exceed $120,000

Chief Executive Officer	•	Made recommendations to the compensation committee regarding the performance and compensation levels of our other named executive officers

Non-Executive Chairman	•	Participated in meetings with the compensation committee, including semi-annual meetings with the compensation committee or the chair of the compensation committee to review the performance of our chief executive officer

Independent Compensation Consultant

The compensation committee retained Towers Watson to continue as its independent compensation consultant during 2012. With the exception of the limited review of short-term incentive programs described above, Towers Watson performs the services listed above solely on behalf of, and reports directly to, the compensation committee, and has no relationship with the Company or management except as it may relate to performing such services.

In early 2013, the compensation committee assessed the independence of Towers Watson in light of the new SEC rules regarding compensation advisor independence. Towers Watson provided the compensation committee with a letter addressing all of the factors related to its independence. The compensation committee reviewed and discussed the information provided by Towers Watson, and concluded that the services provided by Towers Watson do not raise any conflicts of interest.

Risk Assessment

Our executive compensation programs, policies and practices are also designed to discourage inappropriate risk taking. While you should refer to the discussion of our general risk assessment of compensation policies and practices under the heading entitled “Compensation Program Risk Assessment,” the risk mitigating factors with respect to our named executive officers include the following:

•	Starting in 2013, the annual and long-term incentive compensation programs include performance metrics for express quality measures in addition to Adjusted EBITDA;

•

Both our annual and long-term incentive compensation programs have a capped, maximum payout (150% of target for the annual incentive compensation program and 100% of target for the long-term incentive compensation program);

•

The appropriate mix of a competitive base salary, annual cash incentive compensation tied to the achievement of challenging goals, and long-term cash and equity incentive compensation also tied to those goals, with four-year vesting periods, aligns compensation with the interests of our stockholders, while at the same time appropriately motivating our executives to successfully implement our business plans;

•

Stock ownership objectives based on multiples of base salary and annual cash incentive compensation, resulting in more rigorous stock ownership objectives than those maintained by many of our peers; and

•	Recoupment, or “clawback,” of any improper payments or gains under our annual and long-term incentive compensation programs.

Stock Ownership Objectives

The compensation committee believes that our named executive officers should hold a meaningful amount of our common stock in order to further align their interests and actions with the interests of our stockholders. Our stock ownership objectives are summarized below.

Position	Stock Ownership Objectives
Chief executive officer	Common stock with an aggregate value equal to at least five times combined annual base salary and annual cash incentive compensation.

Other named executive officers	Common stock with an aggregate value equal to at least four times combined annual base salary and annual cash incentive compensation.

Holdings of each of the following are included in determining compliance with our stock ownership objectives:

•	shares owned outright by the named executive officer, or his spouse or minor children;

•	shares owned indirectly through a retirement plan in which the named executive officer participates;

•	shares of unvested deferred or restricted stock that are subject to service-based vesting (but not shares of unvested deferred or restricted stock that are subject to performance-based vesting); and

•	shares beneficially owned in a trust by the named executive officer, or his spouse or minor children.

If circumstances warrant, the compensation committee has the discretion to modify the objectives for one or more of our named executive officers. On February 19, 2013, the compensation committee reaffirmed our stock ownership objectives and reviewed the compliance of our named executive officers. As part of that review, the compensation committee determined that all of our named executive officers were in compliance with the stock ownership objectives. New named executive officers, including for 2012, Mr. Gillespie and Mr. Clifton, have five years from the date that they become named executive officers to meet the applicable stock ownership objective.

Change in Control

The EICP includes a “single trigger” for accelerated vesting of outstanding equity awards upon a change in control. We believe that accelerating the vesting of outstanding equity awards in the event of a change in control is common both in our industry and in similarly situated companies outside our industry. We believe that accelerating the vesting of outstanding equity awards in the event of a change in control aligns the interests of our named executive officers with the interests of our stockholders by motivating each named executive officer to work toward the completion of a transaction and incentivizing them to remain with us prior to the occurrence of such an event. Additionally, an acquiring company may not desire to, or be able to, replace such outstanding awards with comparable awards, and we do not believe that our named executive officers should lose the benefit of their outstanding awards in such a situation. The Supplemental Plan also provides for accelerated vesting upon a change in control, and, for accelerated payment for those participants who are retirement eligible. Because the benefit under the Supplemental Plan is subject to the claims of our creditors, we believe that accelerated vesting (and payment for those participants who are retirement eligible) provides certainty with respect to benefits that represent a primary source of retirement income and ensures that executives receive the compensation to which they are entitled.

Recoupment Policy for Incentive Compensation

We maintain a recoupment policy covering all incentive compensation arrangements with our employees, including our named executive officers. The recoupment policy provides that, in appropriate circumstances, the Board will require reimbursement of any annual or long-term incentive payment to an employee where: (1) the payment was based in whole or in part on achieving certain financial results that were subsequently the subject of a restatement of our consolidated financial statements; and (2) no payment or a lower payment would have been made to the employee based on the restated financial results. Since the adoption of our recoupment policy, all performance-based incentive compensation awarded to our named executive officers, including both annual and long-term incentive compensation, has been subject to such policy. If necessary, the compensation committee expects to further amend the recoupment policy upon issuance of regulations implementing the incentive compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging Policy

Pursuant to our insider trading policy, our directors, executive officers and certain designated employees are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

The Impact of Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1.0 million for its chief executive officer and the three most highly compensated named executive officers as of the end of any fiscal year, excluding the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met.

While the tax impact of any compensation arrangement is one factor that is considered by the compensation committee when evaluating and setting compensation, such tax impact is also evaluated by the compensation committee in light of our overall compensation philosophy and objectives. The EICP is structured so that annual and long-term incentive awards granted thereunder may qualify for the exemption from Section 162(m) for qualifying performance-based compensation. The compensation committee believes that circumstances exist where providing compensation that is not fully deductible for tax purposes may be necessary to achieve its compensation philosophy and objectives and may be in the best interests of the Company and our stockholders. Accordingly, the compensation committee has granted, and may continue to grant, awards such as time-based deferred stock and restricted stock and enter into arrangements under which the related compensation is not fully deductible under Section 162(m) if and when the compensation committee determines such arrangements are in the best interests of our stockholders. We do not represent that the compensation of our named executive officers will be fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with the requirements of GAAP, as discussed at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE REPORT1

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the SEC. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our annual report on Form 10-K for the year ended December 31, 2012.

Compensation Committee:

Robert A. Knox, Chairman

Kent P. Dauten

William C. Steere, Jr.

[1]	The material in this report is not “soliciting material,” is not deemed to be filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

COMPENSATION PROGRAM RISK ASSESSMENT

As part of the board’s oversight of the material risks that face our company (as described under the heading entitled “The Role of the Board of Directors in Risk Oversight”), the compensation committee is charged with the management of compensation-related risks. These risks include those associated with balancing short-term and long-term awards, as well as risks related to attracting and retaining experienced and proven leadership talent. The compensation committee considers the evaluation of compensation-related risks to be inherent in its responsibilities and evaluates the risks that we could face as a company as part of its design, implementation and ongoing monitoring of our compensation programs.

When setting the performance goals for our named executive officers’ incentive compensation programs, the compensation committee meets with management to review current budgets and financial projections along with any current initiatives that could impact our anticipated results for the upcoming fiscal year. Starting in 2013, the compensation committee also reviews and establishes additional targets for certain quality metrics. The compensation committee believes that achievement against both financial and quality targets are the appropriate measures on which to base our incentive compensation programs for our named executive officers. When setting the performance goals for our employees other than our named executive officers, financial targets and additional quality metrics and other goals that are more readily within such employee’s control are also considered. When calculating whether the financial target used for incentive compensation purposes has been met, the compensation committee has the discretion to include or exclude non-recurring or other unique items, as well as other items that are beyond the control of our named executive officers.

The compensation committee believes that any risks arising from our compensation policies and programs for our named executive officers and our other employees are not reasonably likely to have a material adverse effect on us. The compensation committee assesses the risks of our compensation policies and programs at least annually.

2012 Summary Compensation Table

The table below presents information regarding the compensation of our president and chief executive officer (our principal executive officer), our executive vice president and chief financial officer (our principal financial officer) and certain other highly compensated executive officers for services rendered to us in all capacities during each of the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Gary D. Newsome	2012	$1,000,000	$—	$3,333,333	$2,891,667	$943,445	$130,902	$8,299,347
President and Chief Executive Officer (principal executive officer)	2011	941,667	—	3,000,000	2,396,250	589,004	179,029	7,105,950
	2010	900,000	—	3,000,000	1,897,500	421,345	165,499	6,384,344

Kelly E. Curry	2012	675,000	—	1,125,000	1,291,500	345,192	34,503	3,471,195
Executive Vice President and Chief Financial Officer (principal financial officer)	2011	675,000	—	1,125,000	1,326,656	226,727	51,752	3,405,135
	2010	675,000	—	1,125,000	1,075,219	164,846	39,897	3,079,962

Robert E. Farnham	2012	400,000	—	466,666	665,333	281,281	35,509	1,848,789
Senior Vice President—Finance	2011	400,000	—	466,666	679,917	181,370	49,585	1,777,538
	2010	400,000	—	466,666	568,417	76,232	30,041	1,541,356

Kerrin E. Gillespie	2012	500,000	—	416,667	592,083	—	70,899	1,579,649
Executive Vice President of Operations Finance

Steven E. Clifton	2012	167,308	20,000	422,400	182,250	—	57,847	849,805
Senior Vice President and General Counsel

(1)	The amounts presented include cash compensation earned and paid and cash compensation deferred at the election of the named executive officer under the Retirement Savings Plan.
(2)	The amounts presented in this column represent the estimated grant date fair values of restricted stock and deferred stock awards determined in accordance with GAAP. The grant date fair value of the performance-based stock awards reflected in this column is the target payout based on the probable outcome of the performance condition, determined as of the grant date. Under our 2012 Program, there is no additional compensation delivered for performance in excess of the target. Therefore, the target payout is the same as the maximum payout. Such amounts do not reflect the actual value that may be realized by the recipients. A discussion of the assumptions and methodologies used to estimate the grant date fair value of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual reports on Form 10-K for each of the years ended December 31, 2012, 2011 and 2010. Restricted stock and deferred stock awards were made under the EICP.
(3)	For a discussion of our 2012 annual and long-term incentive cash programs, refer to the descriptions under the subheadings “Annual Cash Incentive Compensation” and “Long-term Cash and Equity Incentive Compensation,” respectively. In addition to the amounts earned under the 2012 annual cash incentive compensation program and the 2012 Program, the amounts in this column for the year ended December 31, 2012 also include awards that vested based on service under our 2011, 2010 and 2009 long-term incentive cash programs, which we refer to as the 2011 Program, the 2010 Program and the 2009 Program, respectively.
(4)	The amounts presented in this column reflect the changes in actuarial present values of future benefits under the Supplemental Plan. For 2012, 2011 and 2010, the discount rates were 3.24%, 4.32% and 5.02%, respectively. The downward trend in discount rates effectively increased the present value of the future benefits for certain of our named executive officers in each of the past three years. See the heading entitled “Pension Benefits at December 31, 2012” for more information regarding the Supplemental Plan and certain key actuarial assumptions.

(5)	The amounts presented in this column reflect payments by us to or on behalf of each named executive officer as an automobile allowance (or a leased vehicle on behalf of the named executive officer), the amount attributable to each named executive officer’s personal use of our aircraft, health and life insurance payments on behalf of each named executive officer and his beneficiaries, company 401(k) matching contributions, club membership allowances and personal tax services paid by us. The personal use of our aircraft included in the table below is based on the aggregate incremental per mile cost to us, determined using the flight mileage flown from origination to destination. The types and costs of the perquisites and other personal benefits provided to our named executive officers during the year ended December 31, 2012 are summarized in the table below.

	Gary D. Newsome	Kelly E. Curry	Robert E. Farnham	Kerrin E. Gillespie	Steven E. Clifton
Automobile	$12,000	$12,000	$12,000	$10,800	$9,000
Personal Use of Aircraft	98,920	2,770	1,120	48,169	—
Health Insurance	9,580	7,091	10,987	4,498	—
Life Insurance	4,902	4,902	4,902	1,932	702
401(k) Matching Contributions	2,500	2,500	2,500	2,500	—
Club Membership Allowances	3,000	3,000	3,000	3,000	1,125
Tax Services	—	2,240	1,000	—	—

In addition to the items in the above table, during 2012 Mr. Clifton received $47,020 to compensate him for the anticipated cost of temporary living expenses and other relocation expenses incurred during 2012.

2012 Grants of Plan-Based Awards

The table below presents information regarding grants of annual and long-term incentive cash awards, restricted stock awards and deferred stock awards to our named executive officers during the year ended December 31, 2012. There can be no assurances that the grant date fair values of the awards described below will ever be realized by the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary D. Newsome	Annual Cash Incentive	2/21/12	$625,000	$1,250,000	$1,875,000
	Long-Term Cash Incentive	2/21/12	833,333	1,666,667	1,666,667
	Restricted Stock—Service-Only	2/21/12							244,021	$1,666,667
	Restricted Stock—Performance	2/21/12				122,011	244,021	244,021		1,666,667

Kelly E. Curry	Annual Cash Incentive	2/21/12	337,500	675,000	1,012,500
	Long-Term Cash Incentive	2/21/12	281,250	562,500	562,500
	Restricted Stock—Service-Only	2/21/12							82,357	562,500
	Restricted Stock—Performance	2/21/12				41,179	82,357	82,357		562,500

Robert E. Farnham	Annual Cash Incentive	2/21/12	200,000	400,000	600,000
	Long-Term Cash Incentive	2/21/12	116,667	233,333	233,333
	Restricted Stock—Service-Only	2/21/12							34,163	233,333
	Restricted Stock—Performance	2/21/12				17,082	34,163	34,163		233,333

Kerrin E. Gillespie	Annual Cash Incentive	2/21/12	250,000	500,000	750,000
	Long-Term Cash Incentive	2/21/12	104,167	208,333	208,333
	Restricted Stock—Service-Only	2/21/12							30,503	208,333
	Restricted Stock—Performance	2/21/12				15,252	30,503	30,503		208,333

Steven E. Clifton	Annual Cash Incentive	8/20/12	84,375	168,750	253,125
	Deferred Stock—Service-Only	8/20/12							60,000	422,400

(1)	The amounts shown in this column reflect the incentive cash compensation amounts that would have been earned during 2012 had the company achieved 100% of its profit plan. The actual annual cash incentive compensation earned was higher for all of our named executive officers because the company achieved approximately 104% of its 2012 profit plan. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table. The amounts of long-term incentive cash compensation earned in 2012 and paid subsequent to December 31, 2012 under the 2011 Program, the 2010 Program and the 2009 Program are also included in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table. For more information regarding annual cash incentive compensation and long-term incentive cash compensation under the EICP, see the subheading entitled “Annual and Long-Term Incentive Compensation.”
(2)	The dollar values of the restricted stock awards and deferred stock awards disclosed in this column represent the estimated grant date fair values of such awards determined in accordance with GAAP. A discussion of the assumptions and methodologies used to estimate the grant date fair values of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2012.

Other Material Information

We do not maintain employment agreements with any of our named executive officers. As discussed in greater detail in the CD&A, annual cash incentive compensation awards were granted under the EICP, with the earned amount determined based on the achievement of an annual financial target. Annual cash incentive compensation awards are fully vested when earned.

The material terms of our named executive officers’ annual compensation, including annual base salary, annual cash incentive compensation, long-term incentive cash and equity incentive compensation, perquisites and other personal benefits and retirement benefits are described more fully in the CD&A. We encourage you to read the above tables and the related footnotes in conjunction with such information.

Outstanding Equity Awards at December 31, 2012

The table below presents information regarding the number of unexercised stock options, the number of shares and value of unvested deferred stock awards and the number and value of unvested restricted stock awards at December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Gary D. Newsome	500,000	—	$4.75	9/12/2018
					187,500 204,083 232,680 244,021	(1) (2) (3) (4)	$1,747,500 1,902,053 2,168,578 2,274,276	244,021	(5)	$2,274,276

Kelly E. Curry					70,314 76,532 87,256 82,357	(1) (2) (3) (4)	655,326 713,278 813,226 767,567	82,357	(5)	767,567

Robert E. Farnham	60,395 100,659	— —	$9.22 11.31	5/20/2013 5/18/2014
					29,168 31,748 36,196 34,163	(1) (2) (3) (4)	271,846 295,891 337,347 318,399	34,163	(5)	318,399

Kerrin E. Gillespie					30,503	(4)	284,288
								30,503	(5)	284,288

Steven E. Clifton					60,000	(6)	559,200

(1)	This restricted stock award vested on March 1, 2013.
(2)	One-half of this restricted stock award vested on March 1, 2013. Assuming continuous service as an employee with us, the remainder of this stock award will vest on March 1, 2014.
(3)	One-third of this restricted stock award vested on March 1, 2013. Assuming continuous service as an employee with us, the remainder of this stock award will vest in equal installments on each of March 1, 2014 and 2015.
(4)	One-fourth of this restricted stock award vested on March 1, 2013. Assuming continuous service as an employee with us, the remainder of this stock award will vest in equal installments on each of March 1, 2014, 2015 and 2016.
(5)	This restricted stock award under the 2012 Program is subject to a performance condition (achievement of an Adjusted EBITDA target), as well as a four-year service requirement. On February 19, 2013, the compensation committee concluded that the named executive officers participating under the 2012 Program had earned 100% of this performance-based equity award. Accordingly, all such shares disclosed in the above table have been earned by such named executive officers. One-fourth of this stock award vested on March 1, 2013 and, assuming continuous service as an employee with us, the remaining stock award will vest in equal installments on each of March 1, 2014, 2015 and 2016.

(6)	Assuming continuous service as an employee with us, this deferred stock award will vest in equal installments on each of August 20, 2013, 2014, 2015 and 2016.

Option Exercises and Stock Vested In 2012

None of our named executive officers exercised any stock options in 2012. The table below presents information regarding the number and value of stock awards that vested during 2012 for each of our named executive officers.

Name	Number of Shares Acquired on Vesting (1)(2)	Value Realized on Vesting (3)
Gary D. Newsome	367,098	$2,624,751
Kelly E. Curry	238,570	1,722,858
Robert E. Farnham	103,210	737,474
Kerrin E. Gillespie	—	—
Steven E. Clifton	—	—

(1)	We do not impose equity holding periods on shares acquired through the exercise of stock options or restricted stock following the lapse of the restrictions on such shares.

(2)	Amounts in this column exclude the following long-term incentive equity awards that vested in March 2013: Mr. Newsome—489,111, Mr. Curry—178,842, Mr. Farnham—74,187, and Mr. Gillespie—15,251.

(3)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares that vested on such date.

Pension Benefits at December 31, 2012

The table below presents information as of December 31, 2012 regarding retirement benefits and payments made to certain of our named executive officers who participated in the Supplemental Plan on such date.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Gary D. Newsome	Supplemental Plan	4	$4,703,473	$—
Kelly E. Curry	Supplemental Plan	18	1,960,393	—
Robert E. Farnham	Supplemental Plan	27	1,525,943	—

The Supplemental Plan is a deferred compensation plan for key executives and is not intended to be tax-qualified. The Supplemental Plan was established to provide a retirement benefit to key executives who provide a minimum number of years of service to our company. Historically, the retirement benefit each participant is eligible to receive under the Supplemental Plan is determined by the compensation committee in consultation with the board and is based on the responsibilities of the participant. The level of benefits payable under the Supplemental Plan may be changed periodically by the compensation committee to reflect a change in an executive’s title, responsibilities and accomplishments. The annual payment to each of our the above named executive officers, upon each named executive officer reaching age 62 and assuming he qualifies for payments under the Supplemental Plan at such time, is estimated to be as follows: Mr. Newsome—$400,000; Mr. Curry- $150,000; and Mr. Farnham—$121,000. Furthermore, Mr. Newsome is entitled to a reduced annual payment of $250,000 if he retires between age 55 and 62. These amounts are specified in the Supplemental Plan and are not directly tied to compensation or years of service. Mr. Gillespie and Mr. Clifton were not eligible to participate in the Supplemental Plan as of December 31, 2012, but were added as participants under the Supplemental Plan by the compensation committee on February 19, 2013. The annual payment to each of Mr. Gillespie and Mr. Clifton, upon reaching age 62 and assuming they each qualify for payments under the Supplemental Plan at such time, is estimated to be $121,000.

Under the Supplemental Plan, except as set forth below, a participant qualifies for benefits upon the later of (1) the date the participant reaches age 62; or (2) five years after commencing participation in the plan. Additionally, a participant must not compete with us while receiving benefits under the Supplemental Plan. Assuming he satisfies the other Supplemental Plan requirements other than the minimum five-year service requirement which was waived by the board, Mr. Newsome can avail himself of a reduced early retirement benefit if he retires between age 55 and 62 as described above. Mr. Newsome attained age 55 in December 2012 and is therefore eligible for a reduced early retirement benefit under the Supplemental Plan upon retirement. The annual payment to Mr. Newsome upon his early retirement, assuming he qualifies for payments under the Supplemental Plan at such time, is estimated to be $250,000. The retirement benefit that each of the above participants receives will be paid monthly for the longer of ten years or the remainder of the participant’s life. In the event that a participant dies after qualifying for retirement benefits under the Supplemental Plan but before the end of the ten-year period, the remaining benefits payable will be paid to the participant’s designated beneficiary or legal representative. With respect to participants who have met the above qualifications, a “rabbi trust” can also be established to hold our contributions.

Generally, no benefit is paid under the Supplemental Plan if employment is terminated before a participant reaches age 62 (or age 55 in the case of Mr. Newsome), regardless of the reason. However, benefits are payable following a change of ownership of the company as described below under “Potential Payments Upon Termination or Change in Control.” Also, our board of directors, in its sole discretion, may waive the continuous employment requirement, with the result that a participant would not forfeit his or her benefit under the Supplemental Plan upon a termination of employment prior to reaching age 62 (or age 55 in the case of Mr. Newsome). In the event that our board took such action, payments would commence upon the participant’s termination of employment, subject to the applicable six-month delay in payment under Section 409A of the Code.

No retirement benefit payments will be made to a named executive officer or his beneficiary under the Supplemental Plan if the named executive officer engages in “competitive activities” without the prior written consent of our board of directors. Competitive activities under the Supplemental Plan include (1) directly or indirectly engaging in a business similar to the business of the company and/or (2) owning, managing, operating, controlling, being employed by or having a financial interest in, or being connected in any manner with, the ownership, management, operation or conduct of any such similar business. Mere ownership (directly, indirectly or beneficially) of the stock of a publicly traded corporation representing less than five percent of such corporation’s outstanding stock is not considered a competitive activity under the Supplemental Plan.

We used actuarially-based techniques and methodologies to develop a model designed to estimate the present values of the accumulated benefits presented in the above table. The model we developed used discount rates of 3.24% and 4.32% at December 31, 2012 and 2011, respectively, and the Male RP 2000 Mortality Table (combined healthy rates).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

General

We do not maintain employment agreements with any of our named executive officers and do not have a formal severance policy that provides for payments or benefits to a named executive officer in the event of a termination of employment, other than with respect to a change of ownership, as described below. The compensation committee has the discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive officer in the event of a termination of employment.

The plans discussed below provide for payments to each of our named executive officers in the event of a change of ownership or a change in control of the company. In addition, the awards to our named executive officers under our long-term cash and equity incentive compensation programs provide for accelerated vesting and/or payment in the event of death or disability. No amounts would be payable to our named executive officers in the event of a voluntary termination of employment or any involuntary termination of employment other than due to death, disability or retirement. As of December 31, 2012, other than Mr. Newsome who is eligible for a reduced early retirement benefit under the Supplemental Plan upon retirement because he attained age 55 in December 2012, none of our named executive officers would have been retirement eligible under the terms of our compensation arrangements.

Supplemental Plan

Our named executive officers are eligible to receive payments under the Supplemental Plan, if certain criteria are met upon eligible retirement, as described under the subheading entitled “Pension Benefits at December 31, 2012,” or following a change in ownership of the company. As discussed in greater detail above under the subheading “Pension Benefits at December 31, 2012,” no payments will be made to a named executive officer or his beneficiary under the Supplemental Plan if the named executive officer engages in competitive activities without the prior written consent of our board of directors.

A change of ownership of the company is generally defined under the Supplemental Plan as (1) the acquisition, whether directly, indirectly, beneficially or of record, by any person or entity (including any group of associated persons acting in concert), of our common stock that results, after such acquisition, in such person or entity owning 25% or more of our common stock, or (2) a change in the ownership of more than 33% of the fair market value of our assets, excluding the value of any liabilities underlying such assets. A change in ownership is generally not deemed to occur if such acquisition is by us or any employee benefit plan of ours within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

Upon a change of ownership, a “rabbi trust” must be established for each participant who has not yet reached his or her normal retirement date (i.e., the later of attaining age 62 (or age 55 in the case of Mr. Newsome) or the fifth anniversary of the date upon which the participant commenced participation in the Supplemental Plan). Such rabbi trust is required to be funded with the actuarial equivalent of a participant’s retirement benefit under the Supplemental Plan, which benefit is required to be paid to the participant from the trust in a lump sum as soon as practicable after the termination of the participant’s employment for any reason. If a change of ownership occurs after a participant has reached his or her normal retirement date, the actuarial equivalent of the remaining benefits must be paid directly to the participant in a lump sum. Additional rules apply if the change of ownership constitutes a “change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as defined under Section 409A of the Code. Any benefits payable to our named executive officers upon their termination of employment will be paid after a six-month holding period.

In the event of a change in ownership, we must also compensate each participant in the Supplemental Plan, on an after-tax basis, for: (1) Medicare and FICA taxes; (2) the increase in the effective rate of federal and state income taxes resulting from such lump sum payment; and (3) any excise taxes resulting from the lump sum actuarial payment, such amounts being referred to below as the “tax gross up.” For participants in the Supplemental Plan who have reached their normal retirement date, we are required to make such tax gross up payments directly to the participant. For participants who have not yet reached their normal retirement date, we are required to make an additional deposit to the rabbi trust described above in an amount equal to the tax gross up, based on the tax rates in effect for the participant on the date of such deposit. At the time a participant in the Supplemental Plan receives a distribution from the rabbi trust, if the amount held in the trust for such participant is insufficient to make the actual tax payments designed to be covered by the tax gross up deposit, we are required to make a payment for the difference. Similarly, any funds held in the rabbi trust in excess of the amounts necessary to make the required tax gross up payments to a participant will be returned to us.

EICP

If a change of control occurs, awards made under the EICP will be impacted as follows:

•

All restrictions, deferral of settlement and forfeiture conditions applicable to any cash, restricted stock and deferred stock awards shall lapse and such awards shall be deemed fully vested as of the time of the change of control;

•

All performance goals and conditions will be deemed to be met if and to the extent provided by the compensation committee in the award agreement relating to such award. Awards made under both the cash and equity components of our long-term incentive programs will be deemed to be met at the 100% level;

•

All stock options that were not previously vested shall become fully vested as of the time of the change of control and shall remain exercisable for the balance of their stated terms without regard to any termination of employment; and

•

Stock option holders shall be entitled to elect, during the 60-day period immediately following a change of control, in lieu of acquiring the shares of stock underlying such options, to receive in cash the excess of the change in control price (such price being the higher of (1) the amount of cash and fair market value of property that is the highest price per share paid in any transaction triggering the change of control, or (2) the highest fair market value (i.e., closing price per share on the company’s principal stock exchange or market) at any time during the 60-day period preceding and following the change of control) over the exercise price of the option, multiplied by the number of shares of common stock subject to the option.

A change of control is deemed to occur under the EICP upon:

•	The acquisition by any person or entity of beneficial ownership of 25% or more of our outstanding common stock;

•

The consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the company or sale of all or substantially all of the company’s assets, other than a transaction with a person who is a recipient of an award under the plan or an entity controlled by such person; or

•

In general, a change in the composition of our board of directors such that the individuals who made up the board of directors prior to the change of control transaction cease for any reason to be a majority of the board of directors.

A change of control will not be deemed to occur under the EICP upon (1) consummation of a transaction with any entity that immediately prior to the transaction was a subsidiary of ours or an employee benefit plan of ours, if immediately following the transaction the surviving entity is controlled by such employee benefit plan and/or the persons who controlled the company immediately prior to such transaction, as the case may be, and (2) consummation of any transaction pursuant to which more than 50% of our shares of common stock remain owned by substantially the same persons and in substantially the same proportions as existed prior to the transaction.

The table below outlines the potential payments and benefits payable to each named executive officer in the event of retirement, a change of ownership under the Supplemental Plan, a change of control under the EICP and death or disability, in each case as if such events had occurred on December 31, 2012. Unless otherwise specified, all potential payments in the table below are assumed to have been made by the company in a lump-sum. For purposes of the table below, a change of ownership and a change of control are collectively referred to as a “change of control.”

	EICP			Supplemental Plan
Name	Deferred Stock (1)	Restricted Stock (1)	Long-Term Incentive Cash (2)	Actuarial Retirement Benefits (3)	Excise Tax and Tax Gross Up Payments (4)	Total
Gary D. Newsome
Retirement (5)	$—	$—	$—	$5,551,657	$—	$5,551,657
Change of Control (7)	—	10,366,683	3,916,667	6,213,060	2,160,815	22,657,225
Death (6)	—	9,229,545	3,500,000	2,328,071	—	15,057,616
Disability (6)	—	9,229,545	3,500,000	5,551,657	—	18,281,202

Kelly E. Curry
Change of Control	—	3,716,964	1,406,250	2,469,779	56,352	7,649,345
Death or Disability (6)	—	3,333,182	1,265,625	—	—	4,598,807

Robert E. Farnham
Change of Control	—	1,541,882	583,332	1,953,038	44,562	4,122,814
Death or Disability (6)	—	1,382,683	524,999	—	—	1,907,682

Kerrin E. Gillespie
Change of Control	—	568,576	208,333	—	—	776,909
Death or Disability (6)	—	426,432	156,250	—	—	582,682

Steven E. Clifton
Change of Control	559,200	—	—	—	—	559,200
Death or Disability (6)	419,400	—	—	—	—	419,400

(1)	The amounts attributable to the vesting of stock awards in the event of a change of control have been calculated by multiplying the closing price of our common stock on December 31, 2012, which was $9.32, by the number of unvested shares subject to the award.
(2)	The cash component of our long-term incentive compensation programs becomes fully vested upon the occurrence of a change of control. This column presents the amount of unvested cash incentive compensation that would vest upon the occurrence of a change of control.
(3)	The actuarial retirement benefit was calculated using a discount rate of 1.62%, which represented the annual interest rate on ten-year U.S. Treasury securities on December 1, 2012, as required by the Supplemental Plan upon a change of ownership. The other actuarial assumptions used to derive the pension benefits described under the heading entitled “Pension Benefits at December 31, 2012” remained the same.
(4)	For purposes of the schedule, we assumed that each of our named executive officers is already in the highest federal income tax bracket (i.e., 35%) and has already paid the maximum annual FICA tax required for the year ended December 31, 2012. We further assumed that no state income taxes would result from the change of control payments attributable to the Supplemental Plan, primarily because state income taxes are generally not assessed on individuals domiciled in Florida.
(5)	Upon termination of employment for any reason after attaining age 55, Mr. Newsome is entitled to an annual benefit of $250,000 under the Supplemental Plan. Mr. Newsome attained age 55 in December 2012.
(6)

In the event of death or disability, the amounts payable and the vesting of stock awards will be governed by the underlying compensation programs or individual award agreements, which generally provide for accelerated vesting or continued vesting over a 36-month period following the occurrence of either event. Moreover, no retirement benefits are provided under the Supplemental Plan in the event of death or disability prior to attaining normal or early retirement age. Because Mr. Newsome attained early retirement age in December 2012, he is entitled to an annual benefit of $250,000 under the Supplemental Plan in the event that he terminated employment for any reason on December 31, 2012 (including due to disability). Mr. Newsome’s beneficiary would have been entitled to an annual benefit of $250,000 for a ten-year period under the Supplemental Plan if Mr. Newsome died on December 31, 2012.
(7)	The Company previously announced that Mr. Newsome intends to retire effective July 31, 2013. If a change of control were to occur before Mr. Newsome’s retirement date, he would be entitled to the following benefits in connection with such change of control: (i) accelerated vesting of his stock awards and his long-term cash incentive awards under the EICP and (ii) the payments and other benefits generally provided under the Supplemental Plan upon a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, no member of the compensation committee: (1) was an officer or employee of ours or any of our subsidiaries; (2) was formerly an officer of ours or any of our subsidiaries; or (3) had any relationship requiring disclosure in this proxy statement pursuant to SEC rules. In addition, no executive officer served: (1) as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the compensation committee; (2) as a director of another entity, one of whose executive officers served on the compensation committee; or (3) as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Board.

POLICY ON PRE-APPROVAL OF RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with applicable laws, rules and regulations, the audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit and permitted non-audit services for which E&Y was engaged were pre-approved by the audit committee.

The engagement of E&Y for non-audit accounting and tax services is limited to those circumstances where the services are considered integral to the related audit services or where there is another compelling reason for using E&Y’s services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The table below presents recent fees for professional services provided by E&Y.

	Years Ended December 31,
	2012	2011
Audit Fees	$2,476,198	$2,502,355
Audit-Related Fees	51,995	71,900

Total Audit Fees and Audit-Related Fees	2,528,193	2,574,255
Other Non-Audit Fees:
Tax Fees—Other	193,570	531,166

Total Fees	$2,721,763	$3,105,421

Audit Fees were primarily for professional services rendered for audits of our 2012 and 2011 consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports on Form 10-Q and services for other statutorily required audits. Audit Fees for 2012 included $70,000 for procedures in connection with the registration of our 7.375% Senior Notes due 2020 in August 2012. Audit Fees for 2011 included $78,000 for comfort letter procedures in connection with a restructuring of our long-term debt in November 2011.

Audit-Related Fees were for assurance and other services that related to the performance of audits and reviews of our consolidated financial statements. These services primarily consisted of audits of employee benefit plans and various other permitted consulting services, including general accounting research.

Tax Fees—Other related to tax planning and advisory services.

E&Y provided no services in 2012 or 2011 other than those presented above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between the Company and an executive officer or director or his or her immediate family members are subject to review and approval by the Board or by the corporate governance and nominating committee. More information regarding the corporate governance and nominating committee can be found under the heading “Corporate Governance and Nominating Committee.”

During March 2012, the corporate governance and nominating committee recommended, and the Board approved, a conflict of interest policy that requires disclosure of potential conflicts of interest by our employees, and the review and approval by the Board or the governance and nominating committee of any potential conflicts of interest involving our executive officers, directors, senior management personnel, or their respective immediate family members. When evaluating a related party transaction, the Board or the committee considers, among other factors:

•	the nature of the transaction and the costs incurred by the Company or payments made to the Company;

•	the benefits associated with the transaction and whether comparable or alternative goods or services are available from unrelated parties on similar terms;

•	the business advantage the Company gains by engaging in the transaction;

•	the significance of the transaction to the Company and the related party;

•	management’s determination as to whether the transaction is in the Company’s best interests; and

•	whether the transaction is as favorable to the Company as would be available from non-related entities in comparable transactions.

If a related party transaction subject to review by the Board or the corporate governance and nominating committee directly or indirectly involves a member of the Board or the corporate governance and nominating committee (or an immediate family member or domestic partner), the remaining Board or committee members and our general counsel conduct such review.

The law firm of Fann & Petruccelli, P.A. represents us and our subsidiaries in connection with certain medical malpractice defense and other litigation matters in Florida. Michael A. Petruccelli, one of three stockholders in such firm, is married to Linda A. Epstein, our vice president and chief litigation counsel. From January 2012 through August 2012, Ms. Epstein served as an executive officer in her position as acting general counsel. Our engagement of Fann & Petruccelli, P.A. preceded Ms. Epstein’s appointment as an executive officer. Following her appointment as an executive officer, the corporate governance and nominating committee evaluated our engagement of Fann & Petruccelli, P.A. in light of the factors described above, and established a policy under which the assignment of any litigation matter to Fann & Petruccelli, P.A. is approved in advance by company personnel with no direct reporting relationship to Ms. Epstein. Moreover, all billings for Fann & Petruccelli, P.A. are subject to review and approval by (1) a third party administrator under the Company’s self-insured programs and (2) company personnel with no direct reporting relationship to Ms. Epstein. An aggregate of $2,769,267 in legal fees and related costs were paid by us to Fann & Petruccelli, P.A. during the year ended December 31, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2012, all of our directors, executive officers and greater than 10% stockholders complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. In making this statement, we relied solely on the written representations of our directors and executive officers and copies of the reports that have been filed with the SEC.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2014 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2014 annual meeting of stockholders any stockholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of the annual meeting proxy statement. Thus, for the 2014 annual meeting of stockholders, we must receive stockholder proposals submitted for inclusion in our proxy materials no later than December 9, 2013. We will not include in our proxy materials stockholder proposals received after that date. Stockholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Under the Bylaws, stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2014 annual meeting of stockholders if we receive such proposals no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of our 2013 annual meeting. Thus, for the 2014 annual meeting of stockholders, we must receive stockholder proposals that are not submitted for inclusion in our proxy materials between January 21, 2014 and February 20, 2014. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2014 annual meeting of stockholders. Stockholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8 should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, may be viewed online at www.hma.com, under “Company Reports” in the “Investor Relations” section. The Company has established Corporate Governance Guidelines and a Code of Business Conduct and Ethics. In addition, each of the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board acts under a written charter. All of these documents may be viewed online on the Company’s website at www.hma.com under “Corporate Governance” in the “Investor Relations” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available over the Internet on our website at www.hma.com. Information on our website does not constitute part of the Company’s consent revocation materials.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Glenview or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT

The Board urges you NOT to return any gold consent card solicited from you by Glenview. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call our soliciting agent, Georgeson at (800) 509-1312.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who are or may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended December 31, 2012, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at 5811 Pelican Bay Blvd., Suite 500, Naples, Florida 34108 or calling (239) 598-3131. These also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.hma.com.

Annex A

RECENT TRADING HISTORY OF PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all purchases and sales of our Common Stock made during the last two years by persons who are or may be deemed participants in our solicitation of revocations of consent.

Participant	Shares Acquired	Shares Disposed	Date
Gary D. Newsome	488,042		2/21/2012
		133,802	3/1/2012
		28,000	5/10/2012
		200,000	2/19/2013
		205,152	3/1/2013

Kelly E. Curry	20,000		7/1/2011
		7,290	7/1/2011
	2,000		8/9/2011
	3,000		8/22/2011
		12,958	1/1/2012
	20,870		2/19/2012
		5,520	2/19/2012
	164,714		2/21/2012
		3,529	2/21/2012
		13,342	2/21/2012
		50,17	3/1/2012
		110,000	5/1/2012
	20,000		7/1/2012
		7,290	7/1/2012
		74,952	3/1/2013

Robert E. Farnham		7,668	1/1/2012
	21,201		2/19/2012
		7,727	2/19/2012
	68,326		2/21/2012
		2,018	2/21/2012
		5,535	2/21/2012
		20,810	3/1/2012
	21,328		1/31/2013
		21,328	1/31/2013
	39,067		2/1/2013
		39,067	2/1/2013
		31,074	3/1/2013

Kerrin E. Gillespie	25,000		1/19/2012
	61,006		2/21/2012
		6,461	3/1/2013

Steven E. Clifton	10,000		12/10/2012

Kent P. Dauten	3,750		1/1/2012
	8,668		1/1/2013

Pascal J. Goldschmidt, M.D.	1,880		6/1/2012
	4,918		1/1/2013

Donald E. Kiernan	3,750		1/1/2012
	8,668		1/1/2013

Participant	Shares Acquired	Shares Disposed	Date
Robert A. Knox	3,750		1/1/2012
	8,668		1/1/2013

Vicki A. O’Meara	3,750		1/1/2012
		3,687	1/1/2012
	8,668		1/1/2013
		4,166	1/1/2013

William J. Schoen	3,750		1/1/2012
		956,000	11/7/2012
	8,668		1/1/2013

William C. Steere, Jr.	3,750		1/1/2012
	8,668		1/1/2013

Randolph W. Westerfield, Ph.D.	3,750		1/1/2012
	8,668		1/1/2013

CONSENT REVOCATION CARD—WHITE CONSENT REVOCATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTH MANAGEMENT ASSOCIATES, INC.

The undersigned, a record holder of shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Health Management Associates, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on July 18, 2013, hereby acts as follows concerning the proposals of Glenview set forth below.

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

☒	PLEASE MARK CONSENT REVOCATION
AS IN THIS EXAMPLE

PROPOSAL 1:	Proposal made by Glenview to repeal any amendment or modification by the Company’s Board of Directors (the “Board”) of the Amended and Restated Bylaws of the Company (the “Bylaws”) filed with the Securities and Exchange Commission dated on December 7, 2010 (such Bylaws, the “Current Bylaws”) made after December 7, 2010 and on or prior to the effectiveness of the Glenview Consent Solicitation.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by Glenview to amend Section 6 of Article II of the Bylaws as set forth in Annex III to the Glenview Consent Solicitation to expressly provide that the advance notice and information requirements associated with nominations of directors to the Board only apply to nominations of directors for election at an annual meeting, and, as such, not in connection with the election of directors through action by written consent or at a special meeting.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3:	Proposal made by Glenview to amend Section 2 of Article III of the Bylaws as set forth in Annex II to the Glenview Consent Solicitation to expressly provide that any vacancies on the Board may be filled by the stockholders and those vacancies resulting from a removal of directors by the stockholders shall be filled only by the stockholders.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 4:	Proposal made by Glenview to remove all nine current members of the Board: William J. Schoen, Gary D. Newsome, Kent P. Dauten, Pascal J. Goldschmidt, M.D., Donald E. Kiernan, Robert A. Knox, Vicki A. O’Meara, William C. Steere, Jr. and Randolph W. Westerfield, Ph.D. (and any person or persons, other than those elected by the Glenview Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship since June 24, 2013 and prior to the time that any of the actions proposed to be taken by the Glenview Consent Solicitation become effective).

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 5:

Proposal made by Glenview to elect Mary Taylor Behrens, Steven Epstein, Kirk Gorman, Stephen Guillard, John McCarty, JoAnn Reed, Steven Shulman and Peter Urbanowicz (the “Nominees”) as directors to fill the resulting vacancies on the Board (or if any Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of this Proposal, any other person who is not a director, officer, employee or affiliate of Glenview, designated as a Nominee by Glenview).

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #5, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH CANDIDATE YOU DO NOT WANT TO BE ELECTED IN THE SPACE PROVIDED BELOW. PROPOSAL #5 IS SUBJECT TO THE ADOPTION OF PROPOSAL #4 IN WHOLE OR IN PART, AND THE REMOVAL OF ONE OR MORE MEMBERS OF THE BOARD PURSUANT TO PROPOSAL #4 OR THE RESIGNATION OF ONE OR MORE MEMBERS OF THE BOARD.

PROPOSAL	6: Proposal made by Glenview to set the size of the Board to the number of directors sitting on the Board following the action pursuant to the Glenview Consent Solicitation on Proposals 4 and 5 in order to eliminate any vacancies on the Board, subject to future change in accordance with the Bylaw.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON JULY 18, 2013.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                     , 2013

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

REVOKE YOUR CONSENT BY MAIL

Please mark, sign and date your Consent Revocation card and return it in the postage-paid envelope provided or return it to: Georgeson Inc., Wall Street Station, P.O. Box 1101, New York, NY 10269.